Exhibit 10.1

Certain information indicated with [***] in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ASSET PURCHASE AGREEMENT BY AND BETWEEN 2SEVENTY BIO, INC.
AND
NOVO NORDISK A/S DATED AS OF JUNE 21, 2024

TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS    1
1.1    Definitions    1
ARTICLE 2. PURCHASE AND SALE OF TRANSFERRED ASSETS    12
2.1    Purchase and Sale of Assets    12
2.2    Transferred Assets; Excluded Assets    12
2.3    Assumption of Certain Liabilities and Obligations    16
2.4    Assignment of Certain Transferred Assets; Regeneron Transferred Contracts    18
2.5    Delivery    19
ARTICLE 3. PURCHASE PRICE    20
3.1    Purchase Price    20
3.2    Withholding    20
3.3    Additional Payments    20
ARTICLE 4. THE CLOSING    20
4.1    Closing Date    20
4.2    Closing Deliveries by Seller    21
4.3    Closing Deliveries by Buyer    21
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER    22
5.1    Seller Organization; Good Standing    22
5.2    Authority; Enforceability    22
5.3    No Conflicts    22
5.4    Consents and Approvals    23
5.5    Transferred Assets; Assumed Liabilities    23
5.6    Litigation    24
5.7    Compliance with Laws    24
5.8    Regulatory Matters    24
5.9    Brokers    27
5.10    Permits    27
5.11    Transferred Contracts    27
5.12    Taxes    27
5.13    Intellectual Property    29
5.14    Labor    32
5.15    Employee Benefit Matters    32
5.16    Absence of Changes or Events    33
5.17    Transactions with Affiliates    33
5.18    Restrictions on Business Activities    33
5.19    Exclusivity of Representations    33
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER    34

6.1    Buyer’s Organization; Good Standing    34
6.2    Authority; Enforceability    34
6.3    No Conflicts    34
6.4    Consents and Approvals    34
6.5    Litigation    35
6.6    No Brokers    35
6.7    Exclusivity of Representations    35
ARTICLE 7. CERTAIN COVENANTS AND AGREEMENTS    35
7.1    Employee Matters    35
7.2    Confidentiality    35
7.3    Insurance    37
7.4    Books and Records    37
7.5    Transfer and Assumption of Regulatory Commitments    37
7.6    Certain Tax Matters    38
7.7    Bulk Sales    39
7.8    Further Assurances    39
7.9    Existing Collaboration Agreement; Release of Claims    40
ARTICLE 8. INDEMNIFICATION    41
8.1    Survival    41
8.2    Indemnification by Seller    42
8.3    Indemnification by Buyer    42
8.4    Limitations    43
8.5    Procedure    44
8.6    Payments; Holdback Charge-off and Release    46
8.7    Tax Treatment of Indemnification Payments    46
ARTICLE 9. GENERAL PROVISIONS    47
9.1    Expenses    47
9.2    Notices    47
9.3    Public Announcements    47
9.4    Severability    48
9.5    Counterparts    48
9.6    Entire Agreement; Construction    48
9.7    Assignment    49
9.8    No Third-Party Beneficiaries; Affiliates    49
9.9    Amendment; Waiver    49
9.10    Schedules    49
9.11    Governing Law; Dispute Resolution    50
9.12    Specific Performance    52
9.13    No Duplication; No Double Recovery    52
9.14    No Cross Breach    52
9.15    Rules of Construction    52
9.16    Waiver of Jury Trial    53
9.17    No Reliance    53

TABLE OF CONTENTS
(continued)

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	License Agreement
Exhibit D	Transition Services Agreement
[***]	[***]
Schedule 1.1(a)	Business Intellectual Property
Schedule 1.1(b)	List of Knowledge Parties
Schedule 1.1(c)	Shared Contracts
Schedule 1.1(d)	Shared Intellectual Property
Schedule 1.1(e)	Shared IP Contract
Schedule 2.2(a)(i)	Transferred Contracts
Schedule 2.2(a)(ii)	Transferred Records
Schedule 2.2(a)(iv)	Transferred Regulatory Documentation
Schedule 2.2(a)(vii)	Tangible Assets
Schedule 2.4(a)	Non-Transferable Assets
Schedule 2.4(c)	Regeneron Transferred Contract
Schedule 4.2(b)	Required Consents
Schedule 5	Seller Disclosure Schedules
Schedule 7.1(a)	Offered Employees
Schedule 7.6	Allocation of Purchase Price
Schedule 7.9	Termination of Existing Collaboration Agreement
Schedule 9.3	Press Release

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2024, is made by and between 2seventy bio, Inc., a Delaware corporation (“Seller”), and Novo Nordisk A/S, a Danish corporation (“Buyer”).
WHEREAS, Seller is engaged in the research and development of a megaTAL Platform (as defined herein);
WHEREAS, Seller and Buyer currently are engaged in a worldwide, strategic collaboration pursuant to the Existing Collaboration Agreement for the research, development, manufacture, and, if successful, regulatory approval for and commercialization of gene therapy products Exploiting the megaTAL Platform and directed to the treatment, diagnosis and prevention of hemophilia (the “Collaboration”);
WHEREAS, Seller and Buyer each seek to terminate the Existing Collaboration Agreement upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to (a) purchase (or cause its Affiliates to purchase) from Seller the Transferred Assets and (b) assume (or cause its Affiliates to assume) the Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Seller wishes to license to Buyer certain Shared Intellectual Property pursuant to the License Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1. DEFINITIONS
1.1    Definitions.
As used in this Agreement, the following terms have the meanings set forth below:
“2seventy-Regeneron Final License Agreement” means that certain Intellectual Property License Agreement of even date herewith by and between Seller and Regeneron Pharmaceuticals, Inc. [***].
“Abecma” means that certain (a) B-cell maturation antigen (BCMA)-directed genetically modified autologous T cell immunotherapy known as idecabtagene vicleucel and commercialized under the trademark ABECMA®, and (b) [***].
“Adverse Event” means, with respect to any Product, any undesirable, untoward, or noxious event or experience associated with the use, or occurring during or following the administration, of such Product in humans, occurring at any dose, whether expected or unexpected and whether or not considered related to or caused by such Product, including an event or experience that occurs in the course of the use of such Product in professional practice, in a Clinical Trial, from overdose, whether accidental or intentional, from abuse or misuse, from withdrawal, or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to other Governmental Authorities under corresponding applicable Law outside the United States.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, but only for so long as such control exists. For the purposes of this definition, the term “control” means the power to direct the management and policies of a Person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise and, in any event and, without limitation, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person (and the terms controlling and controlled have meanings correlative to the foregoing); provided, however, that none of Novo Holdings A/S, the Novo Nordisk Foundation or any of their respective affiliates (other than Buyer and its subsidiaries) shall be considered Affiliates of Buyer.
“Agreement” has the meaning set forth in the preamble.
“Allocation Statement” has the meaning set forth in Section 7.6(d).
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the License Agreement, the Patent Assignment Agreement, the Transition Services Agreement, the Confidentiality Agreement, [***], the FTO Side Letter and the other documents, instruments, exhibits, annexes, schedules or certificates contemplated hereby and thereby, but not [***] or the 2seventy-Regeneron Final License Agreement.
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit A, to effect the assignment of the Transferred Assets and assumption of the Assumed Liabilities as contemplated by this Agreement.
“Assumed Liabilities” has the meaning set forth in Section 2.3(a).
“Authorized Purpose” has the meaning set forth in Section 7.2(e).
“Bill of Sale” means a Bill of Sale, in substantially the form attached hereto as Exhibit B, to effect the transfer of the Transferred Assets to Buyer as contemplated by this Agreement.
“Business” means the business of Exploiting the megaTAL Platform, the Hemophilia Program, any Product or any Transferred Asset.
“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in Copenhagen, Denmark or Boston, Massachusetts are permitted or required to close by applicable Law.
“Business Intellectual Property” means all Intellectual Property, other than off-the-shelf software and databases that are generally commercially available and that are not specifically related to the Business, that is (a)(i) owned or Controlled by Seller or any of its Subsidiaries (including all rights, title, and interests associated with or arising out of such Intellectual Property) as of Closing and (ii) related to the Business, or (b) otherwise specifically listed on Schedule 1.1(a).

“Business Owned Intellectual Property” means all Business Intellectual Property that is owned by Seller or its Subsidiaries.
“Buyer” has the meaning set forth in the preamble.
“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 6.1(a) (Buyer’s Organization; Good Standing), Section 6.2 (Authority; Enforceability), Section 6.3(b) (No Conflicts), and Section 6.6 (No Brokers).
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.
“Clinical Trial” means a clinical trial in human subjects that has been approved by an institutional review board or ethics committee, as applicable, and is designed to measure the safety or efficacy of a therapeutic product, including any phase 1 clinical trial, phase 2 clinical trial, phase 3 clinical trial, post- marketing studies or any such clinical trial incorporating more than one (1) of these phases.
“Closing” and “Closing Date” have the respective meanings set forth in Section 4.1.
“Closing Payment” shall mean $38,000,000.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collaboration” has the meaning set forth in the Recitals.
“Confidential Information” has the meaning set forth in Section 7.2(a).
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement, dated as of [***], by and between [***], an Affiliate of Buyer, and Seller.
“Contract” means any written contract, subcontract, agreement, instrument, lease, license, sale or purchase order, indenture, note, bond, loan, conditional sale contract, mortgage, or other legally binding agreement, instrument, arrangement, or understanding of any kind, together with amendments, modifications, and supplements thereto.
“Control” or “Controlled” means, with respect to any Patent, Know-How, or other Intellectual Property, that a Party (or its Affiliate): (a) owns such Patent, Know-How, or other Intellectual Property; or
(b) has a license or right to use such Patent, Know-How, or other Intellectual Property, in each case of
(a) and (b) with the legal right to grant to the other Party access, a right to use, or a license, or a sublicense, as applicable, to such Patent, Know-How, or other Intellectual Property without violating the terms of any agreement or other arrangement with any Third Party existing as of the time such Party is required to grant such access, right to use, license or sublicense, as applicable, to the other Party hereunder.
“Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.
“EMA” means the European Medicines Agency or any successor agency thereto.
“Employee Program” means each (a) employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plan, stock purchase plan, equity-based plan,

retention plan, profit sharing plan, bonus or incentive plan, program or arrangement, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, executive compensation plan, program, agreement or arrangement, change in control plan, program or arrangement, supplemental income arrangement, vacation plan, and each other employee benefit or compensation plan, agreement, policy and arrangement, not described in clause (a) above; and (c) plan, policy, agreement or arrangement providing compensation or benefits to employee and non-employee directors or individual independent contractors, in each case that Seller or any of its Subsidiaries sponsors, contributes to or is required to contribute to, is a party to, provides benefits under or through or with respect to which Seller or any of its Subsidiaries has any Liability.
“Encumbrance” means, with respect to any property or asset, any mortgage, charge, lien, security interest, easement, right of way, pledge, assessment, restriction, adverse claim, levy, charge, encumbrance or other similar claim, restriction or limitation of any kind, character, or description, whether of record or note, or any contract to give any of the foregoing, in respect of such property or asset.
“Enforceability Exceptions” has the meaning set forth in Section 5.2.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes Seller.
“Excluded Assets” has the meaning set forth in Section 2.2(b). “Excluded Claim” has the meaning set forth in Section 9.11(e). “Excluded Contracts” has the meaning set forth in Section 2.2(b)(xi). “Excluded Liabilities” has the meaning set forth in Section 2.3(b). “Excluded Programs” has the meaning set forth in Section 2.2(b)(iv).
“Existing Collaboration Agreement” means that certain Research Collaboration and License Agreement, dated as of December 23, 2021, by and between Buyer and Seller, as amended by those certain side letter agreements dated May 3, 2023, June 29, 2023 and November 3, 2023, respectively, including any surviving terms of the Research Agreement entered into by and between the Parties dated September 6, 2019.
“Exploit” means to use, have used, research, have researched, develop, have developed, manufacture, have manufactured, commercialize, have commercialized, sell, have sold, offer for sale, have offered for sale, import and have imported, export, have exported, distribute, and have distributed. “Exploitation” has a correlative meaning.
“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
“Fraud” means, with respect to a Party, an actual and intentional fraud in respect of the making of any representation or warranty set forth in Article 5 or Article 6, as applicable, or any certificate delivered pursuant hereto, with intent to deceive the other Party, or to induce that Party to enter into this Agreement and requires (a) a false representation of material fact made in Article 5 or Article 6, as applicable, or any certificate delivered pursuant hereto, (b) knowledge that such representation is false, (c)

an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (e) causing such Party to suffer damage by reason of such reliance.
“FTO Side Letter” means that certain letter agreement between the Parties of even date herewith regarding the Freedom to Operate License Under Licensed Abecma Intellectual Property.
“GCP” means the applicable ethical, scientific, and quality standards required by applicable Regulatory Authorities for designing, conducting, recording, and reporting trials that involve the participation of human subjects, including as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 and all related FDA rules, regulations, and orders, and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline (the “ICH Guidelines”), or as otherwise required by applicable Law.
“GLP” means the applicable good laboratory practice as required by the applicable Regulatory Authorities, including under 21 C.F.R. Part 58 and all related FDA rules, regulations, and orders, and the requirements with respect to good laboratory practices prescribed by the European Community, the OECD (Organization for Economic Cooperation and Development Council) and the ICH Guidelines, or as otherwise required by applicable Law.
“GMP” means the applicable standards required by applicable Regulatory Authorities for conducting manufacturing activities to pharmaceutical products (or active ingredients), including those promulgated by the FDA or EMA, applicable ICH Guidelines or as otherwise required by applicable Law.
“Governmental Authority” means any domestic, supra-national, federal, foreign, national, multinational, provincial, state, county, local, municipal or other governmental, regulatory, judicial, legislative, executive, enforcement or administrative authority, agency, commission, body, board, bureau or other instrumentality, or any court, tribunal or arbitral body with competent jurisdiction, including regulatory agencies, or quasi-governmental, self-regulatory organization, commission, body, authority or agency (or any department, agency, or political subdivision thereof).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“GTP” means the applicable standards required by the applicable Regulatory Authorities for the methods used in, and facilities and controls used for the manufacture of human cell and tissue products, including as set forth in FDA regulations at 21 C.F.R. Part 1271 and all related FDA rules, regulations, and orders.
“Hemophilia A Product Candidate” means [***].
“Hemophilia B Product” means [***].

“Hemophilia Program” means [***].
“Holdback Amount” means $2,000,000.
“Holdback Period” has the meaning set forth in Section 8.6(a).
“ICC” has the meaning set forth in Section 9.11(d)(i).

“IND” means an Investigational New Drug Application filed with the FDA, or a similar application filed with a Governmental Authority outside of the United States for authorization to commence a Clinical Trial, such as a Clinical Trial application or a Clinical Trial exemption, or any related regulatory submission, license or authorization.
“Indemnified Party” has the meaning set forth in Section 8.5(a).
“Intellectual Property” means (a) Patents; (b) Know-How; (c) works of authorship, copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) trademarks, service marks, trade names, trade dress, corporate names, logos, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing; (e) mask works and applications, registrations and renewals in connection therewith; (f) software and database rights; (g) copies and tangible embodiments and expressions (in whatever form or medium), all improvements and modifications and derivative works of any of the foregoing; and (h) all rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom.
“Inventories” means, to the extent related to any Products, any (a) finished Products owned by Seller or any of its Subsidiaries as of the Closing, (b) active pharmaceutical ingredients or other raw materials, excipients, intermediates, operating supplies, ingredients or materials held for use in or in respect of any Products by or on behalf of Seller or any of its Subsidiaries as of the Closing, and (c) works in process of any Product, owned by, and held by or on behalf of, Seller or any of its Subsidiaries as of the Closing.
“Inventory Liabilities” means Liabilities arising from the failure of the Inventories to be manufactured according to those specifications agreed to by Seller and its applicable contract manufacturer with respect to such Inventories.
“Judgment” means any judgment, order, writ, injunction, legally binding agreement, stipulation, determination, award or similar order or decree from, or entered by or with, a Governmental Authority.
“Know-How” means any proprietary or non-public data, results, and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, improvements, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, regulatory submission documents and summaries, expertise, stability, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures.

“Knowledge of Seller” means the actual knowledge of the individuals listed on Schedule 1.1(b) of the Seller Disclosure Schedules after (i) reasonable inquiry of Seller’s current employees, in each case who would reasonably be expected to have knowledge as to the matters represented, and (ii) having used commercially reasonable efforts to make reasonable inquiry of any person that was an employee of Seller immediately prior to the closing of the Regeneron Transaction that would reasonably be expected to have knowledge as to the matters represented, but in no event shall any such inquiry, for purposes of this definition, require Seller to conduct a freedom to operate analysis, clearance searches, validity, noninfringement or any other similar analysis if such analyses or searches were not previously conducted prior to the Closing.

“Law” means any federal, state, local, municipal, foreign or other law, judgment, order, decree, statute, ordinance, rule, code, regulation, directive or other requirement or rule of law enacted, issued or promulgated by any Governmental Authority, including U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-kickback laws or regulations.
“Liability” means any and all debt, liability, cost, guarantee, assessment, loss, damage, deficiency, claim, expense, commitment or obligation of whatever kind, whether known or unknown, direct or indirect, accrued or fixed, absolute or contingent, due or to become due, matured or unmatured, determined or not determined or determinable, liquidated or unliquidated, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability).
“License Agreement” means the Intellectual Property License Agreement, in the form attached hereto as Exhibit C, to be executed by the Parties at the Closing.
“Licensed Abecma Intellectual Property” has the meaning ascribed thereto in the FTO Side
Letter.
“Losses” means any and all damages, losses, Liabilities, Taxes, judgments, penalties, costs, deficiencies, assessments, fines, fees and expenses actually suffered or incurred or paid, including reasonable legal fees and expenses incurred in investigating or prosecuting any claim for indemnification (but excluding consequential, indirect, punitive or similar damages, except (a) to the extent paid to a Third Party or (b) consequential or similar damages resulting from a breach of Section 7.2).
“Material Adverse Effect” means, with respect to Seller, any event, fact, condition, occurrence, change or effect that (a) has, or would reasonably be expected to have, a material adverse effect on (i) the Hemophilia Program or any Product, in each case individually, or (ii) the Business, the Transferred Assets (including the megaTAL Platform), the Assumed Liabilities or the Shared Intellectual Property, taken as a whole, or (b) would reasonably be expected to prevent or materially impede or delay the consummation by Seller of the transactions contemplated hereby; provided, however, that none of the following, and no events, facts, conditions, occurrences, changes or effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (i) economic or political conditions or conditions affecting the capital, credit or financial markets generally; (ii) conditions generally affecting the industry in which the Transferred Assets primarily relate; (iii) any changes or proposed changes in applicable Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing); (iv) any hostility, act of war, sabotage, terrorism, cyberterrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake, pandemic, epidemic or other natural disaster, public health or force majeure event; (vi) the negotiation, execution, announcement or performance of this Agreement, including the identity of Buyer, or the pendency or consummation of the transactions contemplated hereby, including the impact of any of the foregoing on the relationships of Seller with employees, investors, suppliers, vendors, partners, licensors, licensees, Governmental Authorities or other Third Parties; (vii) the failure of Seller to achieve any financial projections, predictions or forecasts (provided that the underlying causes of such failure shall not be excluded); and (viii) the failure to take any action that Seller or any of its Subsidiaries have requested the consent of Buyer to take pursuant to this Agreement and for which Buyer did not grant such consent or the taking of any action by Seller or any of its Subsidiaries that is expressly contemplated by this Agreement; provided, further, that in the case of clauses (i), (ii), (iii), (iv) or (v) above, if such fact, condition, occurrence, change or effect disproportionately affects (x) the Hemophilia Program or any Product, in each case individually, or (y) the Business, Transferred Assets (including the megaTAL Platform), Assumed Liabilities or Shared Intellectual Property, taken as a whole, as compared to companies of a similar size as Seller operating in the pharmaceutical or biotech industry, then the incremental disproportionate impact of such event, fact, condition, occurrence, change or effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.
“megaTAL Platform” means [***].
“Non-Transferable Asset” has the meaning set forth in Section 2.4(a).
[***]
“Offered Employees” has the meaning set forth in Section 7.1.
“Party” or “Parties” means the parties to this Agreement.
“Patent Assignment Agreement” means an agreement pursuant to which Seller assigns all rights, title, and interest in, to and under any Patents within the Business Intellectual Property to Buyer, in a form to be agreed to by the Parties before Closing.
“Patents” means all patents and patent applications (including all continuations, continuations-in- part, divisionals, and substitutions), as well as any patents issued with respect to any such patent applications, reissues, re-examinations, renewals, or extensions (including patent term adjustments, patent term extensions, supplemental protection certificates, or the equivalents thereof), registration or confirmation patents, patents resulting from post-grant proceedings, patents of addition, restorations and extensions thereof, and any inventor’s certificates, and all equivalents and counterparts thereof in any country.
“Permits” means all consents, approvals, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights of or issued by any Governmental Authority, excluding Regulatory Approvals.
“Permitted Encumbrances” means: (a) Encumbrances for Taxes that are not yet delinquent or the amount and validity of which are being contested in good faith by appropriate proceedings; (b) Encumbrances representing the rights of customers, suppliers and subcontractors that are incurred in the ordinary course of business under the terms of any Contracts and to which the relevant party is a Party and which are not yet delinquent; (c) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens that are incurred in the ordinary course of business which are not yet delinquent; (d) pledges or deposits to secure obligations under applicable Law to secure public or statutory obligations that are incurred in the ordinary course of business which are not delinquent; (e) Encumbrances that will be released prior to or as of the Closing; or (f) non-exclusive rights or non-exclusive licenses granted to vendors, manufacturers, suppliers, distributors, or other Persons performing manufacturing, supply, marketing, or other services on behalf of Seller or any of its Subsidiaries, in each case, (i) that are entered into in the ordinary course of business and (ii) where the grant of rights to use any Intellectual Property are incidental, and not material to, any performance under such agreement.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, organization, Governmental Authority, or other entity.
“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Existing Payment Obligation” means any royalty obligations, milestone payments, remittance of sublicensing revenue or income, and any other payments of any type that are or become due to a Third Party under any license agreement, collaboration agreement, or other similar agreement to which the Seller is bound, in each case, to the extent related to the Business, on account of any activities by or on behalf of any of the Parties in accordance with or contemplated by this Agreement (including any Exploitation of any Product by or on behalf of Buyer hereunder).
“Press Release” has the meaning set forth in Section 9.3.
“Pricing Approval” means any approval, agreement, determination or decision of a Governmental Authority establishing the price or level of reimbursement for a pharmaceutical product that can be charged or reimbursed in a given country, region, or jurisdiction.
“Proceeding” means any civil, criminal, judicial, investigative, administrative or arbitral actions, suits, hearings, litigation, proceedings, claims, audits, investigations or similar actions, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or private arbitrator or mediator.
“Product” means any product or product candidate that is the subject of the Hemophilia Program, including any Hemophilia A Product Candidate, any Hemophilia B Product, and any product that constitutes a new formulation or dosage form, or other modification or improvement, in each case, of such product or product candidate.
“Purchase Price” shall mean the Closing Payment together with the Holdback Amount.
“Records” has the meaning set forth in Section 2.2(a)(ii).
“Regeneron APA” means that certain Asset Purchase Agreement dated January 29, 2024 by and between Seller and Regeneron Pharmaceuticals, Inc.
[***]
“Regeneron Transaction” means the sale of certain assets of Seller and the assumption of certain liabilities of Seller, in each case pursuant to the Regeneron APA.
“Regeneron Transferred Contract” has the meaning set forth in Section 2.4(c).

“Registered Business Owned Intellectual Property” means all Registered Intellectual Property that is owned by Seller or its Subsidiaries.
“Registered Intellectual Property” has the meaning set forth in Section 5.13(a).
“Regulatory Approval” means the approvals, licenses, or authorizations (including approvals, licenses, or authorizations resulting from a pharmaceutical product having proceeded on any expedited regulatory pathway, including accelerated approval) of the applicable Regulatory Authority that are necessary to market a pharmaceutical product in a country, including Pricing Approvals.
“Regulatory Authority” means any federal, national, multinational, supranational, state, provincial or local regulatory agency, department, bureau or other Governmental Authority, including the FDA, the EMA, or any health regulatory authority in any country that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a biological, pharmaceutical, or diagnostic product, as applicable, in such country.

“Regulatory Authorizations” has the meaning set forth in Section 2.2(a)(iv).
“Regulatory Laws” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and any counterpart Law, the Public Health Service Act (42 U.S.C. §§ 262 et seq.), the rules and regulations promulgated thereunder by the FDA, including GLPs, GCPs, GMPs, and GTPs, and all comparable federal, state, or foreign Laws applicable to the Seller and its Subsidiaries or affecting their Business.
“Representatives” means the directors, officers, employees, agents, Subsidiaries or advisors (including attorneys, accountants, investment bankers, financial advisors and other consultants and advisors) of the specified Party hereto.
“Seller” has the meaning set forth in the preamble.
“Seller Disclosure Schedules” means, collectively, the disclosure schedules, dated as of the date hereof, delivered by Seller to Buyer.
“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 5.1(a) (Seller Organization; Good Standing), Section 5.2 (Authority; Enforceability), Section 5.3(b) (No Conflicts), Section 5.5(a) (Ownership of Tangible Transferred Assets) and Section 5.9 (Brokers).
“Seller Indemnified Parties” has the meaning set forth in Section 8.3.
“Seller Taxes” means (a) all Taxes arising from or with respect to the Transferred Assets that are incurred in or attributable to any Pre-Closing Tax Period; (b) other than any Taxes arising from or with respect to the Transferred Assets, all Taxes of or imposed on Seller or any Subsidiary of Seller for any Tax period or portion thereof; (c) [***] of all Transfer Taxes; (d) Taxes of any Person imposed on Buyer or any of its Affiliates as a transferee or successor, by operation of any applicable Law, by contract, or otherwise to the extent such Liability arose as a result of activities of Seller or any of its Subsidiaries occurring, or any contractual obligation to which Seller or any of its Subsidiaries was a party, on or prior to the Closing; and (e) any employment Taxes and any other Taxes required to be deducted, withheld and paid by Seller or any of its Subsidiaries to any Governmental Authority as a result of the consummation of the transaction contemplated hereby and the payments arising therefrom.

“Shared Confidential Information” has the meaning set forth in Section 7.2(a). “Shared Contract” means those Contracts set forth on Schedule 1.1(c).
“Shared Intellectual Property” means all Business Intellectual Property that is set forth on Schedule 1.1(d).
“Shared IP Contract” means those Contracts set forth on Schedule 1.1(e).
“Specified Representations” means the representations and warranties of Seller set forth in Section 5.5(c) (Sufficiency of Transferred Assets), Section 5.11 (Transferred Contracts), and Sections 5.13(a), (b), (c), (d), (g), (h), (j), (k) and (m) (Intellectual Property).
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.
“Tax Contest” means any Tax audit, claim, dispute, examination, investigation, or other proceeding.
“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund, and other forms and documents (including all schedules, exhibits and other attachments thereto and including all amendments thereof) relating to Taxes or filed or required to be filed with any Governmental Authority.
“Tax(es)” means all U.S. federal, state, and local and non-U.S. taxes, assessments, and other governmental charges, duties, impositions, and liabilities of any kind whatsoever in the nature of (or similar to) taxes, including income, gross receipts, profits, windfall profits, franchise, license, registration, capital stock, sales, use, value added, ad valorem, property (real or personal), escheat, abandoned or unclaimed property obligation, environmental, transfer, stamp, payroll, employment, occupation, severance, unemployment, disability social security (or similar, including FICA), excise, recapture, premium, alternative, estimated, customs, duties, and withholding taxes, together with all interest, penalties, and additions with respect thereto, whether disputed or not.
“Third Party” means any Person, other than the Parties and their Affiliates.
“Third Party Claim” has the meaning set forth in Section 8.5(b).
“Transaction Agreements” means this Agreement and the Ancillary Agreements.
“Transaction Dispute” has the meaning set forth in Section 9.11(a). “Transfer Taxes” has the meaning set forth in Section 7.6(b). “Transferred Assets” has the meaning set forth in Section 2.2(a). “Transferred Contracts” has the meaning set forth in Section 2.2(a)(i).

“Transferred Employees” means the Offered Employees who accept an offer of employment from Buyer or one of its Affiliates pursuant to Section 7.1 and who become employed by Buyer or one of its Affiliates on the Closing Date.
“Transferred Records” has the meaning set forth in Section 2.2(a)(ii).
“Transferred Regulatory Documentation” has the meaning set forth in Section 2.2(a)(iv).
“Transition Services Agreement” means a Transition Services Agreement, in the form attached hereto as Exhibit D, to be executed by the Parties at the Closing, including finalizing any provisions explicitly set forth in Exhibit D as requiring such finalization.
“Treasury Regulations” means the regulations promulgated under the Code.
“U.S.” means the United States of America.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and its regulations, or any similar foreign, state or local Law.
ARTICLE 2.
PURCHASE AND SALE OF TRANSFERRED ASSETS
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer or a designated Affiliate of Buyer, and Buyer or a designated Affiliate of Buyer shall purchase, acquire, and accept from Seller all rights, title, and interests of Seller in, to, and under the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
2.2    Transferred Assets; Excluded Assets.
(a)    The term “Transferred Assets” means all rights, title and interests in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, of Seller as of the Closing set forth below (other than the Excluded Assets):
(i)    (A) the Contracts primarily related to the Business or Transferred Assets, including those Contracts listed in Schedule 2.2(a)(i)(A), and (B) to the extent not included in (A), the Contracts pursuant to which any Business Intellectual Property is in-licensed by Seller or any of its Subsidiaries, including those Contracts listed in Schedule 2.2(a)(i)(B) (but excluding any Shared Contracts or Shared IP Contracts) (collectively, (A) – (B), the “Transferred Contracts”);
(ii)    copies of all books and records, including supplier and consultant lists, data, reports, specifications, account lists, distribution lists, batch records, development and commercialization plans and life cycle management data or plans including market research, correspondence (in all cases, in any form or medium) and scientific records and files (including laboratory notebooks and invention disclosures) in the possession or control of Seller or any of its Subsidiaries (collectively, “Records”), in each case, to the extent related to the Business or, for clarity, any Transferred Asset, or created under the Existing Collaboration or the Initial Research Agreement (as defined in the Existing Collaboration Agreement), including such Records listed in Schedule 2.2(a)(ii) (collectively, the “Transferred Records”);
(iii)    any and all (A) rights to causes of action, lawsuits, judgments, claims, counterclaims, rights of recovery and demands to the extent related to or arising from the Business or the Transferred Assets and (B) amounts due to Seller or any of its Subsidiaries in respect of any Proceeding or Judgment, in each case, to the extent relating to or arising from the Business or one or more of the Transferred Assets and arising in respect of, or otherwise attributable to, the period after the Closing, including unliquidated rights under manufacturers’ or vendors’ warranties (but not including refunds for Taxes);
(iv)    all regulatory, scientific or technical documents, data or other books or records to the extent related to the Business or Transferred Assets and in the possession or control of Seller or any of its Subsidiaries, including
(A) applications, filings, submissions, registrations, listings, licenses, permits, notifications (including INDs), authorizations and approvals (including Regulatory Approvals) for any Product (or the Exploitation thereof) (“Regulatory Authorizations”), and non-clinical and clinical study authorization applications or notifications (including all supporting files, writings, data, studies and reports) prepared for submission to, or required to be submitted to, any Governmental Authority (including any Regulatory Authority) or research ethics committee with a view to obtaining or maintaining any such Regulatory Authorizations, including any investigational medicinal product dossier, (B) submissions, applications, clearances, supporting files, data (including all bioequivalence and other Clinical Trial data), reports, dossiers, drug master files, inspection reports, product-safety related information, Adverse Event reports or complaint files, annual reports, safety reports, electronic establishment registration, drug listing files, including any amendments or supplements thereto, submitted to any Governmental Authority (including any Regulatory Authority) or research ethics committee with respect to any Product (or the Exploitation thereof), including any of the foregoing contained in or generated in support of any Regulatory Approval for any such Product, (C) correspondence or other submissions to, or correspondence or other communications received from, any Governmental Authority (including any Regulatory Authority) or research ethics committee (including minutes and official contact reports relating to any communications with any Governmental Authority or research ethics committee) to the extent related to the assets described in clause (A) above, (D) records contained in the pharmacovigilance and study databases, all adverse drug experience or reaction reports, and investigations of adverse drug experience or reaction reports, in each case, to the extent related to the Business or Transferred Assets, (E) non- clinical, clinical and manufacturing data, files, studies, reports and other documents or data contained or referenced in or supporting any of the assets described in clause (A)

above, and (F) all regulatory or legal rights in any of (A)-(E), in each case, including those items listed on Schedule 2.2(a)(iv) (the “Transferred Regulatory Documentation”);
(v)    [RESERVED];
(vi)    all Business Intellectual Property, except for any Shared Intellectual Property, together with all (A) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Business Intellectual Property, and (B) claims and causes of action with respect to such Business Intellectual Property;
(vii)    all Inventories and other physical materials of Seller related to the Business, including all research controls, retained materials from clinical studies or the Collaboration, and biological materials (including cells, reagents, plasmids, nucleic acid materials, vectors, tissues, lipids), as listed on Schedule 2.2(a)(vii), and any manufacturers’ warranties with respect thereto;
(viii)    [RESERVED];
(ix)    all Non-Transferable Assets that are subsequently assigned or transferred pursuant to Section 2.4; and
(x)    to the extent assignable (including upon receipt of any necessary consent to assignment reasonably requested by Buyer), all rights under non- disclosure or confidentiality, invention, and Intellectual Property assignment agreements executed for the benefit of Seller with current or former employees, consultants, or contractors of Seller or with third parties to the extent related to the Business.
(b)    Seller and Buyer expressly agree and acknowledge that Buyer is not acquiring any rights, title, or interests in, to and under any assets that are not Transferred Assets, and without limiting the generality of the foregoing, expressly exclude the following assets, rights, or interests of Seller or any of its Subsidiaries (collectively, the “Excluded Assets”); provided, that, notwithstanding any provision to the contrary set forth in this Agreement, any asset specifically included on a schedule referenced in Section 2.2(a) shall be a Transferred Asset:
(i)    Shared Intellectual Property;
(ii)    Shared IP Contracts;
(iii)    Shared Contracts;
(iv)    all assets (1) primarily related to Abecma (including Seller’s rights under all related Contracts with Bristol Myers Squibb) (the “Excluded Program”) other than (A) Records, which are addressed in Section 2.2(b)(vii) and (B) Transferred Regulatory Documentation, or
(2) sold to Regeneron Pharmaceuticals, Inc. pursuant to the Regeneron APA;

(v)    all cash, cash equivalents and marketable securities;
(vi)    all personal property or personal productivity equipment (including laptops, personal computers, tablets, printers, and mobile devices) used by any employees of Seller or any of its Subsidiaries (including the Transferred Employees) in the conduct of its business;
(vii)    all Records to the extent not related to the Business, including:
(A) personnel records and notes; (B) Records to the extent relating to any Excluded Asset or Excluded Liability; (C) Records (including accounting Records and Tax Returns) to the extent relating to Taxes paid or payable by Seller and not relating to the Transferred Assets and all financial Records (including those relating to the megaTAL Platform, Products and Hemophilia Program) that form part of Seller’s general ledger or otherwise constitute accounting Records; (D) file copies of the Records retained by Seller; and (E) all privileged materials not transferred to Buyer;
(viii)    all Permits;
(ix)    all rights of Seller under this Agreement and the other Transaction Agreements;
(x)    all insurance policies and binders and all claims, refunds, and credits from insurance policies or binders due or to become due with respect to such policies or binders;
(xi)    all Contracts (including, for the avoidance of doubt, any Shared Contracts and Shared IP Contracts) other than the Transferred Contracts (the “Excluded Contracts”);
(xii)    all records and reports prepared or received by Seller and its Subsidiaries in connection with the sale of the Transferred Assets or the transactions contemplated hereby;
(xiii)    all Non-Transferable Assets, subject to Section 2.4;
(xiv)    all mail and electronic email except such mail and email that is encompassed in the Transferred Records, Transferred Regulatory Documentation, or Business Intellectual Property;
(xv)    all computer hardware and networks owned or used by Seller or any of its Subsidiaries;
(xvi)    all assets relating to the Employee Programs;
(xvii)    tangible equipment and machinery, infrastructure and supplies;
(xviii)    all rights of Seller or its Subsidiaries relating to Tax net operating losses, Tax prepayments, Tax deposits, Tax refunds, Tax credits, other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets) for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets; and
(xix)    all goodwill associated with any of the assets described in the foregoing (i)-(xvii).

2.3    Assumption of Certain Liabilities and Obligations.
(a)    On the terms and subject to the conditions set forth in this Agreement and subject to Section 2.4, from and after the Closing, Buyer shall assume, become responsible for, and thereafter timely pay, perform, and otherwise discharge, to the extent not previously performed or discharged, in accordance with their respective terms, the following Liabilities (collectively, the “Assumed Liabilities”):
(i)    all Liabilities arising from any Governmental Authority action or notification filed by a Governmental Authority related to or arising out of the Transferred Assets, to the extent any such Governmental Authority action or notification relates to any action or inaction completed or performed by or on behalf of Buyer or any of its Affiliates after the Closing;
(ii)    subject to Section 2.3(b)(xii), all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, to the extent that such Liabilities (A) arise or are to be performed or completed by on or behalf of Buyer or any of its Affiliates after the Closing and (B) do not arise from any breach, default or violation of any such Transferred Contracts by Seller or any of its Subsidiaries on or prior to the Closing;
(iii)    all Liabilities arising out of or relating to any claim of any Transferred Employee, to the extent such Liabilities arise out of such Transferred Employee’s employment with Buyer or any of its Affiliates after the Closing (other than any and all Liabilities set forth in Section 2.3(b)(x));
(iv)    all Inventory Liabilities;
(v)    all Liabilities otherwise expressly assumed by Buyer or any of its Affiliates pursuant to the Ancillary Agreements; and
(vi)    all other Liabilities to the extent relating to the ownership, lease, or operation of the Transferred Assets and the Exploitation of the megaTAL Platform, Hemophilia Program, any Product or Transferred Asset, by or on behalf of Buyer or any of its Affiliates after the Closing, including any Liabilities arising from any action or inaction completed or performed by or on behalf of Buyer or any of its Affiliates after the Closing.
(b)    Notwithstanding any provision to the contrary set forth in this Agreement, except for the Assumed Liabilities, Buyer shall not assume, and shall have no liability for, any Liabilities of Seller or any of its Subsidiaries, or any of their respective predecessors in interest (the “Excluded Liabilities”) and Seller and its Subsidiaries shall retain and will be responsible for the Excluded Liabilities.
Without intending to limit the generality or effect of the foregoing, Excluded Liabilities shall include all of the following Liabilities of Seller, its Subsidiaries, and their respective predecessors in interest, in each case, arising out of or relating to:
(i)    all Liabilities arising under the Transferred Contracts, including all Liabilities for accounts payable, to the extent that such Liabilities arise or are to be performed or completed by or on behalf of Seller prior to the Closing;

(ii)    all Liabilities to the extent relating to any breach of or default by Seller or such Subsidiary prior to the Closing under any Contract to which Seller or any of its Subsidiaries is a party (other than Liabilities arising out of or relating to any Transferred Contract after the Closing);
(iii)    the conduct of the Business or the use of any Transferred Assets, in each case, by or on behalf of Seller or any of its Subsidiaries prior to the Closing, solely to the extent that such Liability arises from such pre- Closing conduct;
(iv)    all Seller Taxes;
(v)    any Liabilities to the extent related to or arising under any Excluded Asset;
(vi)    any Liabilities to the extent related to or arising under any Excluded Contract;
(vii)    any Liabilities to the extent related to or arising under any obligation of Seller pursuant to the Existing Collaboration Agreement or the Initial Research Agreement (as defined in the Existing Collaboration Agreement) but if, and only if, Buyer has provided written notice to Seller of such Liability in accordance with the terms and conditions of the Existing Collaboration Agreement prior to the execution of this Agreement and such Liability remains outstanding as of the execution of this Agreement;
(viii)    any obligations of Seller under this Agreement and the Transaction Agreements;
(ix)    any indebtedness of Seller or any of its Subsidiaries;
(x)    abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing;
(xi)    all Liabilities with respect to (A) obligations arising out of the transactions contemplated by this Agreement or the Transaction Agreements related to any current or former employee or other service provider of the Seller or any of its Subsidiaries, including (x) any notice obligation and (y) pay in lieu of notice and severance compensation or benefits (other than any Liabilities arising out of a Transferred Employee’s employment with Buyer or any of its Affiliates after the Closing, or any other Liabilities described in Section 2.3(a)(iii)); (B) any Employee Program; (C) the employment or engagement (or termination thereof) of any current or former employee or other service provider of Seller or its Subsidiaries, including any Offered Employee, who does not become a Transferred Employee; and (D) any other benefit or compensation plan, program, policy, arrangement or obligation at any time sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates; and (xii) all other Liabilities of Seller and its Subsidiaries to the extent relating to the ownership, lease or operation of the Transferred Assets or conduct of the Business arising on or prior to the Closing, including any Liabilities arising from any action or inaction completed or performed by or on behalf of Seller or any of its Subsidiaries prior to the Closing (except as included as Assumed Liabilities);

(xii)    any Liability related to an obligation to pay to any Third Party any royalty, milestone or other contingent payment in respect of any Product (as such term is defined in the Regeneron APA), except for any such obligation that arises under any Transferred Contract after the Closing;
(xiii)    any Liability related to Seller’s breach of any Shared IP Contract or Shared Contract, which such breach is not the direct result of Buyer’s breach of such Shared IP Contract or Shared Contract;
(xiv)    any Liability related to Seller’s breach of [***]; and
(xv)    any Liability related to any Pre-Existing Payment Obligation that accrued at or prior to the Closing.
2.4    Assignment of Certain Transferred Assets; Regeneron Transferred Contracts.
(a)    Notwithstanding any provision to the contrary set forth in this Agreement or in the Transition Service Agreement, this Agreement shall not constitute an agreement for Seller to sell, convey, assign, transfer, or deliver to Buyer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom or for Buyer to purchase, acquire, or receive any Transferred Asset or to enter into or fulfil its obligations under the Transaction Agreements if an attempted sale, conveyance, assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a Third Party (including any Governmental Authority), would constitute a breach or other contravention thereof or a violation of Law. For clarity, any Contract that would otherwise constitute a Transferred Contract, or other asset that would otherwise constitute a Transferred Asset, but is not assignable or transferable as contemplated in this Section 2.4(a) (each, a “Non-Transferable Asset”) shall not be deemed a Transferred Asset; provided, however, that following Seller’s receipt of the relevant consent, authorization, or approval, as applicable, Seller shall promptly assign or transfer to Seller the Non-Transferable Asset, and such asset shall thereafter be deemed a “Transferred Asset” for purposes of this Agreement. Schedule 2.4(a) sets forth a list of the Non-Transferable Assets identified by the Parties as of the date hereof.
(b)    If, on the Closing Date, any such consent, authorization, or approval is not obtained, or if an attempted sale, conveyance, assignment, transfer, or delivery thereof would constitute a breach of contract, then Seller shall promptly use its commercially reasonable efforts to obtain such consent, authorization, or approval to transfer such Non-Transferable Asset to Buyer for a period not to exceed one
(1) years from the Closing Date; provided, that in no event shall either Party be required to make any payments to Third Parties in connection with obtaining such consent, authorization or approval to transfer such Non-Transferable Asset to Buyer, and during such period in which Seller attempts to obtain such consent, authorization, or approval, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain an arrangement under which Buyer (or its Affiliates) would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Non- Transferable Asset, claim, right, or benefit in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer (or its Affiliates), or under which Seller would (i) enforce for the benefit of Buyer (or its Affiliates), and at Buyer’s sole cost and expense, any and all of its or their rights against a Third Party associated with such Non-Transferable Asset, claim, right, or benefit, and (ii) promptly pay to Buyer (or its Affiliates), when received, all monies received by it or them under any such Transferred Asset, claim, right, or benefit, and Buyer (or its Affiliates) would assume the obligations and bear the economic burdens associated therewith. At any time after Closing if Seller receives the consents required to transfer any Non-Transferable Asset to Buyer, then Seller shall transfer and convey such Non-Transferable Asset to Buyer without payment of any additional consideration by Buyer.
(c)    Schedule 2.4(c) sets forth each Contract transferred to Regeneron Pharmaceuticals, Inc. pursuant to the Regeneron APA and pursuant to which any Third Party provided services related to the Business, other than any IT Assets or Contracts related to any equipment transferred to Regeneron Pharmaceuticals, Inc. (each, a “Regeneron Transferred Contract”). Seller shall cooperate with Buyer in good faith in respect of Buyer’s efforts to enter into a new contract or agreement with the counterparty to any Regeneron Transferred Contract until the one (1) year anniversary of the Closing.
(d)    Until the one (1) year anniversary of the Closing, with respect to each Shared Contract, Seller shall cooperate with Buyer in good faith in respect of Buyer’s efforts to enter into a new contract or agreement with the counterparty to any Shared Contract to the extent such Shared Contract relates to the Business; provided, however, that in no event shall Seller or its Subsidiaries be required to assign a portion of any Shared Contract to Buyer or make any payments to Third Parties in connection therewith.
2.5    Delivery. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, as applicable, all of the Transferred Assets (other than any Non-Transferable Assets or any Transferred Assets not in Seller’s possession or control) to a location designated in writing by Buyer prior to the Closing Date at Buyer’s sole cost and expense and with respect to Transferred Regulatory Documentation and Transferred Records, in a readable format reasonably acceptable to Buyer; provided, however, that if any such cost or expense shall be incurred by Seller, Buyer shall, subject to the receipt of satisfactory evidence of Seller’s payment thereof, promptly reimburse Seller for the amount of such costs and expenses. Notwithstanding anything to the contrary, prior to providing copies of any documentation or other written materials included in the Transferred Assets, Seller and any of its Subsidiaries shall be entitled to redact or remove any information related to, held for use with, or used in connection with an Excluded Asset or Excluded Liability or the conduct of Seller’s other businesses, including the Excluded Program, with all costs associated with such redactions, separation of documentation or written materials, or removal of information to be borne exclusively by Seller.
ARTICLE 3.

PURCHASE PRICE
3.1    Purchase Price. In consideration for the sale and transfer of the Transferred Assets, assumption of the Assumed Liabilities and the termination of the Collaboration, Buyer shall pay to Seller
(i) at the Closing, a cash amount equal to the Closing Payment and (ii) subject to the terms of Article 8 and any charge off thereunder, on the one (1) year anniversary of Closing, the remaining Holdback Amount, subject to Section 8.6, if any, in each case by bank wire transfer to an account designated in writing by Seller.
3.2    Withholding. Buyer or any other applicable withholding agent shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement all Taxes that Buyer or any other applicable withholding agent is required to deduct and withhold under applicable Law. In the event that

Buyer determines that withholding is required under applicable Law (other than as a result of any failure to satisfy the obligation set forth in Section 4.2(e) or as a result of any applicable amount being treated as compensatory for applicable income Tax purposes), Buyer will use commercially reasonable efforts to provide written notice to Seller within [***] Business Days prior to the Closing or to any subsequent date on which the applicable payment is to be made to provide Seller with an opportunity to provide any form or documentation or to take such other steps to reduce or eliminate such withholding. To the extent such amounts are so deducted and withheld, they shall be timely paid over to the appropriate Governmental Authority, and to the extent so paid over to the appropriate Governmental Authority such amounts shall be treated as having been paid to the Person to whom such amounts would otherwise have been paid. Notwithstanding any provision to the contrary set forth in this Agreement, any transaction bonuses or other compensatory amounts subject to payroll withholding and reporting will be paid through the applicable payroll system in accordance with applicable payroll procedures.
3.3    Additional Payments. Seller acknowledges that Buyer has not participated in, and takes no position with respect to, Seller’s determination of whether, and to what extent, any payments are owed by Seller under any Shared IP Contract as a result of the transactions contemplated by this Agreement. If any Shared IP Contract is terminated due to a breach by Seller and Buyer is required to cure any default of Seller to the applicable Third Party as of the effective date of termination of such Shared IP Contract in order to become or remain a direct licensee of such Third Party thereunder or remain a sublicensee of Seller, or perfect the grant of the sublicense, in each case under such Shared IP Contract, then Buyer shall have the right to seek indemnification in respect of any Losses suffered in connection with the cure of such breach in accordance with the terms of Article 8 hereof.
ARTICLE 4. THE CLOSING
4.1    Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages on the date hereof (the date on which the Closing is to occur is herein referred to as the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Transferred Assets, shall be deemed to occur at 12:01 am Eastern Time on the Closing Date.
4.2    Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)    the Transferred Assets (subject to the Transition Services Agreement and Section 2.4 and Section 2.5 of this Agreement);
(b)    evidence, in form and substance reasonably satisfactory to Buyer, that Seller has obtained the consents, approvals, or other authorizations set forth in Schedule 4.2(b), effective as of the Closing;
(c)    a counterpart of the Assignment and Assumption Agreement, duly executed by Seller;
(d)    a counterpart of the Bill of Sale, duly executed by Seller;
(e)    a duly executed IRS Form W-9 of Seller;
(f)    a counterpart of the Transition Services Agreement, duly executed by Seller;

(g)    a counterpart of the License Agreement, duly executed by Seller;
(h)    a counterpart of the 2seventy-Regeneron Final License Agreement;
(i)    a schedule, in a form reasonably satisfactory to Buyer, that identifies Seller’s current outstanding or future obligations under any Shared IP Contract to pay any royalties or other amounts or to provide other consideration to any other Person, in consideration for Seller’s practice or other Exploitation or sublicense of any Business Intellectual Property;
(j)    a counterpart of the FTO Side Letter; and
(k)    a counterpart of the Patent Assignment Agreement, duly executed by Seller.
4.3    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:
(a)    the Closing Payment by wire transfer of immediately available funds into an account (or accounts) designated in advance by Seller;
(b)    a counterpart of the Assignment and Assumption Agreement, duly executed by Buyer;
(c)    a counterpart of the Bill of Sale, duly executed by Buyer;
(d)    a counterpart of the Transition Services Agreement, duly executed by Buyer;
(e)    a counterpart of the License Agreement, duly executed by Buyer;
(f)    [***];
(g)    Schedule 7.9, as mutually and reasonably agreed upon between Buyer and Seller;
(h)    a counterpart of the Patent Assignment Agreement, duly executed by Buyer; and
(i)    a counterpart of the FTO Side Letter.
ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF SELLER
As of the date hereof, Seller hereby represents and warrants to Buyer that, except as set forth in the Seller Disclosure Schedules:
5.1    Seller Organization; Good Standing.
(a)    Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to operate its business as now conducted.
(b)    Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not be material to (i) any Product or the Hemophilia Program, in each case individually, or (ii) the Business, the megaTAL Platform or the Transferred Assets, taken as a whole, or would not prevent or materially delay the consummation of the transactions contemplated hereby.
5.2    Authority; Enforceability. Seller has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate power and action on the part of

Seller. This Agreement has been duly and validly executed and delivered by Seller, and upon execution and delivery thereof, the other Transaction Agreements will have been duly and validly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon the due authorization, execution, and delivery thereof by Buyer, the other Transaction Agreements will constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof and thereof, subject to the effect of any applicable Laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and other similar applicable Laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a Proceeding in equity or at law (the “Enforceability Exceptions”).
5.3    No Conflicts. The execution, delivery, and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not, and will not, (a) materially conflict with, violate in any material respect, result in a material breach of, or constitute a material default under, any Law or Governmental Order applicable to Seller or any of its Subsidiaries with respect to the Business, the Hemophilia Program, any Transferred Asset, or any Assumed

Liability, (b) conflict with, violate, or result in any breach of, any provision of the certificate of incorporation or by-laws of Seller, (c) materially conflict with, result in any material breach of, constitute a material violation or material default under, give to any Person any rights of termination, acceleration or cancellation under (whether after the giving of notice or the lapse of time or both), result in the loss of any material benefit to which Seller is entitled under (whether after the giving of notice or the lapse of time or both), or require the consent of any Person under, any Transferred Contract or Shared IP Contract, or
(d) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any Transferred Asset.
5.4    Consents and Approvals. The execution, delivery, and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not require any consent, waiver, approval, authorization, or other action by, or any filing with or notification to, any Governmental Authority by Seller.
5.5    Transferred Assets; Assumed Liabilities.
(a)    Seller (i) owns, leases, or has the legal right to use all of the tangible Transferred Assets and (ii) has good, legal, and valid title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, all of the tangible Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. Subject to Section 2.4, Buyer will acquire at Closing good, legal, and valid title to, or, in the case of property held under a lease or other Contract, a valid leasehold interest in, or a valid license or right to use, the tangible Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no adverse claims of ownership to the tangible Transferred Assets and the Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the tangible Transferred Assets.
(b)    The transactions contemplated by this Agreement, including the sale of the Transferred Assets by Seller to Buyer, do not constitute a sale of substantially all of Seller’s assets for purposes of Section 271 of the Delaware General Corporation Law.
(c)    The Transferred Assets, together with the other rights, licenses, services, and benefits to be provided to Buyer or its Affiliates pursuant to this Agreement and the other Transaction Agreements, constitute all of the properties, assets, and rights necessary in all material respects to enable Buyer, following the Closing, to conduct the Business, including to Exploit the megaTAL Platform, the Hemophilia Program and any Product, in substantially the same manner in all respects as conducted by Seller and its Subsidiaries prior to the Closing.
(d)    There are no Pre-Existing Payment Obligations other than payments due under the Transferred Contracts, Shared Contracts and Shared IP Contracts. Except for the Transferred Contracts, Seller has not entered into any agreements with any Third Party by virtue of which any Pre-Existing Payment Obligation would be owed by Buyer under any Contract following the Closing Date, in each case, to such Third Party as a result of the conduct of the Business by or on behalf of Buyer or any successor thereto.
(e)    No Inventory Liabilities exist as of the Closing.

5.6    Litigation. There is no, and during the past three (3) years there have been no, Proceeding pending against or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries arising out of, relating to, or involving, the transactions contemplated by this Agreement or the other Transaction Agreements, any Transferred Asset, any Assumed Liability, the Business, the megaTAL Platform, any Product, the Hemophilia Program, and, to the Knowledge of Seller, there are no facts or circumstances which are reasonably likely to form the basis for any such Proceeding. There is no inquiry or investigation pending or, to the Knowledge of Seller, threatened by or before a Governmental Authority against or affecting the Business, the megaTAL Platform, any Product, the Hemophilia Program, or any of the Transferred Assets (including any inquiry as to the qualification of Seller or any of its Subsidiaries to hold or receive any license, permit, or other Regulatory Approval related to the Business, the megaTAL Platform, any Product, the Hemophilia Program, or any of the Transferred Assets). As of the date hereof, neither Seller nor any of its Subsidiaries in respect of the megaTAL Platform, the Hemophilia Program, any Product, Transferred Asset, or Assumed Liability is or has during the past three (3) years been subject to any outstanding Judgment.
5.7    Compliance with Laws.
(a)    Neither Seller nor any of its Subsidiaries are, nor in the past three (3) years have been, in material violation of any Laws or Governmental Orders applicable to the conduct of the Business in any material respect, or the ownership or use of any Transferred Asset (including the Exploitation of the megaTAL Platform, the Hemophilia Program or any Product), and neither Seller nor any of its Subsidiaries has received any written notice alleging, or been subject to any investigation or audit by a Governmental Authority concerning, any material violation of any such Laws.
(b)    Neither Seller nor any of its Subsidiaries has applied for or received, nor is entitled to or the beneficiary of, directly or indirectly (including through any Third Party subcontractor or sublicensee), any grant, subsidy, or financial assistance from any Governmental Authority in connection with the Business or any Transferred Asset (including the Exploitation thereof).
5.8    Regulatory Matters.
(a)    Seller and its Subsidiaries are, and in the past three (3) years have been, in material compliance with applicable Regulatory Laws. The Products are being, and in the past three (3) years have been, used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, and distributed in material compliance with all applicable Regulatory Laws.
(b)    Neither Seller nor any of its Subsidiaries has received any written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, or arbitration from any Regulatory Authority alleging potential or actual material noncompliance by or liability of Seller or any of its Subsidiaries under any Regulatory Laws. Seller and its Subsidiaries have not received any written notice from a Regulatory Authority, nor to the Knowledge of Seller do any facts exist that would reasonably lead to such notice, that the megaTAL Platform, Hemophilia Program or any Product cannot be used, researched, developed, investigated, tested, labeled, manufactured, packaged, stored, imported, exported, or distributed substantially in the manner performed by or on behalf of the Seller.

(c)    Seller and its Subsidiaries hold all Regulatory Authorizations required for the Business as of the Closing, and all such Regulatory Authorizations are in full force and effect, and to the Knowledge of Seller, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such Regulatory Authorization.
(d)    Neither Seller nor any of its Subsidiaries has received from any Regulatory Authority any warning letter, untitled letter, FDA Form 483, prohibition notice, recall notice or equivalent in any jurisdiction with respect to the Products, or any written notice of any pending or threatened civil, criminal, administrative or regulatory claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration, inquiry, search warrant, subpoena (other than those related to actions against Third Parties), and to the Knowledge of Seller, there is not pending any allegation that any operation or activity performed by Seller or any of its Subsidiaries, or on behalf of Seller and any of its Subsidiaries, is in material violation of any Regulatory Law.
(e)    Neither Seller nor any of its Subsidiaries has, directly or indirectly (including through any Third Party subcontractor or sublicensee), sponsored any IND or conducted any Clinical Trial for any Product. All ongoing and completed preclinical trials conducted by or on behalf of, or sponsored by, Seller or any of its Subsidiaries with respect to the Products have been conducted in all material respects in accordance with all applicable Regulatory Laws and all applicable trial protocols. No preclinical trial conducted by or on behalf of Seller or any of its Subsidiaries with respect to the Products has been placed on full or partial clinical hold or has been terminated or suspended by a Regulatory Authority prior to completion. Neither Seller nor any of its Subsidiaries has received any written notice that any Governmental Authority, investigator, or any institutional review board or ethics committee or any other similar body has: (i) refused to approve any preclinical trial or Clinical Trial, or any substantial amendment to a protocol for any preclinical trial or Clinical Trial, conducted or proposed to be conducted by or on behalf of Seller or any of its Subsidiaries in respect of a Product; (ii) initiated, or threatened to initiate, any action to suspend any preclinical trial or Clinical Trial conducted by or on behalf of Seller or any of its Subsidiaries in respect of a Product, or suspend or terminate any application for any Regulatory Authorization, or otherwise restrict or delay the preclinical trial or Clinical Trial of any Product; or (iii) alleged that any preclinical trial or Clinical Trial in respect of a Product conducted by or on behalf of Seller or any of its Subsidiaries are in material violation of applicable Regulatory Laws.
(f)    Seller is the sole and exclusive owner of all of the Transferred Regulatory Documentation and neither Seller nor any of its Subsidiaries has granted any right of reference to any Person under any Transferred Regulatory Documentation. When submitted to the applicable Governmental Authorities, all Transferred Regulatory Documentation were true, complete, and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections, or modification to such Transferred Regulatory Documentation have been submitted to the applicable Governmental Authorities. During the past three
(3) years, neither Seller nor any of its Subsidiaries has received written notice from any Governmental Authority regarding any revocation, withdrawal, suspension,

cancellation, termination, or modification of any INDs or other Regulatory Approvals within the Transferred Regulatory Documentation and, to the Knowledge of Seller, there are no circumstances existing as of the Closing that would reasonably be expected to lead to any withdrawal of, loss of, or refusal to renew any such Transferred Regulatory Documentation.
(g)    During the past three (3) years, neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any employee or agent of the Seller or any of its Subsidiaries, has made an untrue statement of material fact or fraudulent statement to the FDA, any other Regulatory Authority, or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA, any other Regulatory Authority, or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, that, in each case, would reasonably be excepted to provide a basis for the FDA or any other Regulatory Authority to invoke the FDA Application Integrity Policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) and in 56 Fed. Reg. 46191 (Sept. 11, 1991) or any similar policy or analogous Laws, in each case, as related to any Product, the megaTAL Platform, Hemophilia Program, or any of the Transferred Assets.
(h)    Neither Seller nor any of its Subsidiaries have either voluntarily or involuntary initiated, conducted, issued, or caused to be initiated, conducted, or issued, any recall, field notification, field correction, withdrawal or replacement, safety alert or report, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case, relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product, and as of the date hereof, no Regulatory Authority has ordered, commenced, or, to the Knowledge of Seller, threatened to initiate any action to cause any such notice or action or any termination or suspension of distribution, development, or testing of any Product.
(i)    With respect to any and all biological materials included in the Transferred Assets:
(i)    such biological materials have in all material respects been obtained, stored, transferred, used, and disposed of in accordance with applicable Laws, including all applicable Regulatory Laws, and any generally accepted ethical guidelines regarding the collection, use, transport, and disposal of human tissue;
(ii)    all ethics committee approvals have been obtained to enable the use of any such biological materials obtained from patients or human subject volunteers or other donors in connection with the Exploitation of the megaTAL Platform and any Product conducted by or on behalf of Seller or any of its Subsidiaries; and
(iii)    all uses of any such biological materials in the Exploitation of the megaTAL Platform or any Product conducted by or on behalf of Seller or any of its Subsidiaries fall within the terms of the informed consent given by the donors of such biological materials.

(j)    None of Seller or its Subsidiaries nor, to the Knowledge of Seller, any officers, employees or agents (including any distributor) thereof has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar applicable Law, or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar applicable Law, and, to the Knowledge of Seller, no such action is contemplated, proposed or pending as of the date of this Agreement.
5.9    Brokers. No broker, finder, financial advisor, or investment bank is entitled to any brokerage, commission, finder’s fee or other fee, commission, or expense in connection with the transactions contemplated hereby based on arrangements made by Seller or any of its Subsidiaries.
5.10    Permits. Seller holds or has the right to use all material Permits used in the conduct of the Business (including with respect to the Exploitation of any Products) as conducted prior to the Closing, each of which is valid and in full force and effect and has been validly issued. Seller and its Subsidiaries have complied in all material respects with all conditions of such Permits. Seller is not in default under, or violating, any of such Permits, in any material respect. To the Knowledge of Seller, no event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any such Permit.
5.11    Transferred Contracts. (i) Each Transferred Contract is a legal, valid, and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such Transferred Contract, and is enforceable against Seller, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Enforceability Exceptions, and
(ii) Seller and the other parties to each Transferred Contract are and have been for the past three (3) years in material compliance with the terms of the applicable Transferred Contracts to which they are party and, with or without the lapse of time or the giving of notice, or both, neither Seller nor, to the Knowledge of Seller, the other parties to each Transferred Contract, is in material breach of or material default under, or as of the date hereof has provided or received any written notice of any intention to terminate, the applicable Transferred Contracts to which they are party, or to the Knowledge of Seller, has committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a material breach of, or material default under, the applicable Transferred Contracts to which they are party. Seller has made available to Buyer a true and complete copy of each Transferred Contract and any amendments thereto.
5.12    Taxes.
(a)    All income and other material Tax Returns with respect the Business or the Transferred Assets that are required to be filed have been duly and timely filed in accordance with applicable Law, and all income and other material Taxes (whether or not shown on any Tax Return) with respect to the Business or the Transferred Assets have been timely paid in full. All such Tax Returns were true, complete, and correct in all material respects and were prepared in material compliance with applicable Law. There is no extension of time within which to file any Tax Return with respect to the Business or the Transferred Assets currently in effect (other than extensions obtained in the ordinary course of business), and no statute of limitations with respect to Taxes or Tax Returns relating to the Business or the Transferred Assets has been extended or waived. Seller has not agreed to, nor is it a beneficiary of, any extension of time with respect to any Tax assessment or deficiency relating to the Business or the Transferred Assets. No power of attorney with respect to Taxes that would reasonably be expected to have an effect on the Business or the Transferred Assets has been granted.

(b)    All amounts of Taxes relating to the Business or the Transferred Assets required to be deducted, withheld, and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, equityholders, or other third parties have been timely withheld and paid, and Seller has complied with all applicable reporting and recordkeeping requirements in all material respects.
(c)    No written claim, dispute, or other Proceeding with respect to Taxes or Tax Returns relating to the Business or the Transferred Assets has been raised by any Governmental Authority, nor, to the Knowledge of Seller, is any such claim, dispute, or other Proceeding pending, being conducted, or threatened. No written claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not pay a specific Tax or file a specific Tax Return with respect to the Business or any of the Transferred Assets that Seller is or may be subject to pay such Tax or required to file such Tax Return in such jurisdiction, and, to the Knowledge of Seller, there is no basis for any such claim to be made. There are no Encumbrances for Taxes, other than Permitted Encumbrances described in clause (i) of the definition thereof, on any of the Transferred Assets.
(d)    Seller has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any corresponding or similar provision of state, local, or non-U.S. Tax Law), or any “tax shelter” within the meaning of Code Section 6662, in either case, relating to the megaTAL Platform, the Hemophilia Program, any Product or the Transferred Assets.
(e)    Seller is not a “foreign person” within the meaning of Code Section 1445(f)(3).
(f)    No closing agreements, private letter rulings, technical advice memoranda, or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of Seller or with respect to the Business or the Transferred Assets.
(g)    Since December 31, 2022, other than in the ordinary course of business, Seller has not made, changed, or revoked any Tax election, elected or changed any method of accounting for Tax purposes, or changed any annual Tax accounting period, filed any amended Tax Return, or filed any Tax Return in a manner inconsistent with past practice, settled or compromised any Proceeding in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Authority, including any closing agreement, or agreed to an extension or waiver of the limitation period applicable to any Proceeding in respect of Taxes, in each case, relating to the Business or the Transferred Assets.
(h)    Seller has never been a member of an affiliated, consolidated, combined, or unitary group, including an “affiliated group” within the meaning of Code Section 1504(a). Seller is not a party to any Contract relating to Tax sharing or Tax allocation. Seller has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

5.13    Intellectual Property.
(a)    Schedule 5.13(a) of the Seller Disclosure Schedules sets forth a list of all Business Intellectual Property that is owned by or licensed to Seller or any of its Subsidiaries and that is registered or for which an application for registration has been filed, in each case, under the authority of any Governmental Authority, including all Patents, registered copyrights, registered trademarks, business names, and domain names, and all applications for any of the foregoing (collectively, the “Registered Intellectual Property”), including (i) the jurisdiction or private registrar in which such item of Registered Intellectual Property has been registered or filed; (ii) the record owner, and, if different, the legal and beneficial owner, thereof; (iii) the applicable application, registration, or serial number and the filing date thereof;
(iv)    all actions that must be taken by Buyer within ninety (90) days of the date hereof, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications, or certificates for the purpose of perfecting, maintaining, or renewing any Registered Intellectual Property; and
(v)    whether such Registered Intellectual Property is owned by or exclusively licensed to Seller or a Subsidiary.
(b)    Except as set forth on Schedule 5.13(b) of the Seller Disclosure Schedules, Seller or a Subsidiary is the sole and exclusive owner, or licensee, of all Business Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances. As of the date hereof, (i) to the Knowledge of Seller, the Business Intellectual Property is valid and enforceable, and (ii) all documents and instruments necessary to perfect and maintain the rights of the Seller and its Subsidiaries (A) in the Registered Business Owned Intellectual Property have been validly executed, delivered, and filed in a timely manner with the applicable Governmental Authority or registrar and (B) with respect to any other Registered Intellectual Property, to the Knowledge of Seller, have been validly executed, delivered, and filed in a timely manner with the applicable Governmental Authority or registrar.
(c)    As of the date hereof, Seller and its Subsidiaries have not received any written communication from any Third Party challenging or threatening to challenge, nor is Seller or any of its Subsidiaries a party to any pending proceeding in which any Person is (i) contesting the right of Seller or any its Subsidiaries to use, exercise, sell, license, transfer, or dispose of any Business Intellectual Property, or
(ii) challenging the ownership of any Business Intellectual Property. Except as set forth on Schedule 5.13(c) of the Seller Disclosure Schedules, Seller and its Subsidiaries are not subject to any outstanding order, judgment, decree, or stipulation restricting in any manner the licensing, assignment, transfer, use, or conveyance of the Business Intellectual Property by Seller or any its Subsidiaries.
(d)    To the Knowledge of Seller, the conduct of the Business by Seller is not infringing, misappropriating, or otherwise violating any Intellectual Property of any Third Party. As of the date hereof, there is no judicial, administrative, or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Authority alleging that the conduct of the Business by Seller constitutes infringement, misappropriation, or other violation of any Intellectual Property of any Third Party. As of the date hereof and except as set forth on Schedule 5.13(d) of the Seller Disclosure Schedules, (i) Seller has

not received any written notice from any Third Party making any such allegation or challenging the validity, enforceability, or ownership of any of the Business Intellectual Property, and, to the Knowledge of Seller, no such allegation has been threatened by any Third Party, and (ii) to the Knowledge of Seller, no Third Party is infringing, misappropriating, or otherwise violating any of the Business Intellectual Property.
(e)    Except as set forth in Section 5.13(e) of the Seller Disclosure Schedule, none of Seller or any of its Subsidiaries has granted to any Third Party (other than Buyer) any outbound licenses under the Business Intellectual Property, other than non- exclusive licenses granted to vendors, manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Subsidiaries, in each case, (i) granted in the ordinary course of business and (ii) under which the grant of rights to use any Business Intellectual Property are solely for such Third Party to provide the applicable services.
(f)    No funding, facilities, resources, or personnel of any Governmental Authority or any research or educational institution were used to develop or create any Business Intellectual Property and, to the Knowledge of Seller, no employee who is or was involved in, or contributed to, the creation, or development of any Business Intellectual Property has performed services for any Governmental Authority or any research or educational institution immediately prior to or during a period of time during which such employee is or was also performing services for the Seller.
(g)    Except as set forth in Section 5.13(g) of the Seller Disclosure Schedule, all Business Intellectual Property will be fully transferable and alienable by Seller or one or more of its Subsidiaries at the Closing without restriction and without payment of any kind to any Person.
(h)    Seller and each of its Subsidiaries have taken commercially reasonable measures to protect and maintain the proprietary nature of the Business Intellectual Property. All Persons who have participated in the conception, creation, or development of any Business Owned Intellectual Property or, to the Knowledge of Seller, any other Business Intellectual Property, have executed and delivered to Seller or its Subsidiaries, as applicable, a valid and enforceable Contract (i) providing for the irrevocable assignment by such Person to Seller or its Subsidiary, as applicable, of all rights in such Business Intellectual Property and (ii) containing customary and reasonable confidentiality provisions protecting the Business Intellectual Property. Seller and each of its Subsidiaries have taken any actions required to perfect such assignment and no actions required to perfect such assignment are outstanding. To the Knowledge of Seller, no employee or former employer of Seller or any of its Subsidiaries has any claim, right, or interest to or in any Business Intellectual Property.
(i)    Seller and each of its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all Business Intellectual Property held by the Seller or any of its Subsidiaries, or purported to be held by Seller or any of its Subsidiaries, as a trade secret, including any confidential information or trade secrets provided to Seller or any of its Subsidiaries by any Person under an obligation of confidentiality. No trade secret constituting Business Intellectual Property has been authorized to be disclosed or has been actually disclosed by

Seller or any of its Subsidiaries to any employee, consultant, or independent contractor or any Third Party, in each case, other than pursuant to a written non- disclosure agreement or other written agreement, in each case, including restrictions on the disclosure and use of the Business Intellectual Property that constitutes such trade secret. To the Knowledge of Seller, no employee, consultant, or independent contractor or Third Party has breached or is in breach of (x) any such non-disclosure agreement or other written agreement.
(j)    Seller and its Subsidiaries owns or has the right to access and use all software and databases included in the Business Intellectual Property, as well as all of its computers and other information technology infrastructure and assets used or contemplated to be used in the Business, subject to the terms and conditions of any applicable Transferred Contract, Shared Contracts or Shared IP Contract (collectively, the “IT Assets”). The IT Assets of Seller operate and perform in all material respects as is necessary and sufficient for the Business. Seller has taken all commercially reasonable steps to ensure the continued operation of the IT Assets. In the past three (3) years, (i) to the Knowledge of Seller, there have been no material security breaches in the IT Assets or the information technology systems of other Persons to the extent used by or on behalf of Seller or any of its Subsidiaries, and (ii) there have been no disruptions in the IT Assets or any information technology systems of other Persons that have materially adversely affected the Business. To the Knowledge of Seller, all IT Assets are free from malicious code and do not contain any bugs, errors, or problems that, in each case, would be expected to materially adversely impact the operation of any such IT Assets.
(k)    Except as set forth on Section 5.13(k) of the Seller Disclosure Schedule, neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance (other than a Permitted Encumbrance or a license granted to Buyer pursuant to this Agreement or the License Agreement) on, any Business Intellectual Property; (ii) the release, disclosure, or delivery of any Business Intellectual Property by or to any escrow agent or other Person (other than Buyer);
(iii) the grant, assignment, or transfer to any other Person (other than Buyer) of any Intellectual Property or other proprietary right or interest under, to or in any of the Business Intellectual Property; or (iv) payment by Buyer of any royalties or other license fees with respect to Intellectual Property of any other Person in excess of those payable by Seller or any of its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without notice or the lapse of time, result in or give any other Person under any Contract the right or option to cause or declare the grant, assignment, or transfer to any other Person of any license or other right or interest under any Intellectual Property owned by, or licensed to, Buyer or any of its Subsidiaries (other than the Seller or any of its Subsidiaries).
(l)    The Business Intellectual Property constitutes all of the Intellectual Property owned or Controlled by Seller and its Subsidiaries and, to the Knowledge of Seller, all other Intellectual Property, that is used or otherwise necessary to operate the Business as conducted prior to the Closing.

(m)    Each Shared IP Contract is a legal, valid, and binding obligation of Seller, and, to the Knowledge of Seller, each other party to such Shared IP Contract, and is enforceable against Seller, and, to the Knowledge of Seller, each such other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Enforceability Exceptions, and (ii) Seller and, to the Knowledge of Seller, the other parties to each Shared IP Contract are and have been for the last three (3) years in material compliance with the terms of the applicable Shared IP Contracts to which they are party and, with or without the lapse of time or the giving of notice, or both, neither Seller nor, to the Knowledge of Seller, the other parties to each Shared IP Contract, is in material breach of or material default under, or as of the date hereof has provided or received any written notice of any intention to terminate, the applicable Shared IP Contracts to which they are party. Seller has made available to Buyer a true and complete copy of each Shared IP Contract and any amendments thereto.
(n)    Notwithstanding any provision to the contrary set forth in this Agreement, Buyer acknowledges and agrees that the only representations and warranties given in relation to matters relating to the Intellectual Property specifically addressed in this Section 5.13, are those set out in this Section 5.13, and no other representation or warranty is given in relation to such matters.
5.14    Labor. Schedule 5.14 of the Seller Disclosure Schedules sets forth, for each Offered Employee, his or her name, title, employer, hire date, location, whether full- or part-time, status as exempt or non-exempt, and whether active or on leave (and, if on leave, the nature of the leave and expected return date), annual base salary or base wage rate, and current long-term and short-term incentive opportunities. Seller is, and has been for the past three (3) years, in compliance in all material respects with all applicable Laws governing labor or employment with respect to its employees, and there are no Proceedings pending against Seller by any of such employees with respect to an alleged violation of such Laws. Seller has never been party to or subject to a collective bargaining agreement or similar agreement, and, to the Knowledge of Seller, there has not been any attempt to organize any employees of Seller for the purpose of forming or joining a labor union, works council, or other labor organization. Seller has no material Liability under any Law arising out of the classification of any individual who provides services to the Business as a consultant, independent contractor, or temporary employee, as applicable. Seller does not have any outstanding Liability under the WARN Act with respect to employee layoffs implemented in the past ninety (90) days. Except as set forth on Schedule 5.14 of the Seller Disclosure Schedules, no Offered Employee requires a visa in order to work for Seller or one of its Subsidiaries.
5.15    Employee Benefit Matters.
(a)    Each Employee Program that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification and determination and, to the Knowledge of Seller, no event or omission has occurred that would cause any Employee Program to lose such qualification or result in material Liability to Seller or its Subsidiaries. Each Employee Program is, and has been, established, operated, and administered in all material respects in compliance with applicable Law and with its terms. Neither Seller nor any ERISA Affiliate maintains, contributes to, or is required to contribute has, within the past five (5) years, maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA,

(ii) a “multiemployer plan” (within the meaning of Section 210 of ERISA or
Section 413(c) of the Code), (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither Seller nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been satisfied in full.
(b)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Offered Employee; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) to any Offered Employee; or
(iii) result in a requirement to pay any Tax “gross-up” or similar “make-whole”
payments to any Offered Employee.
(c)    Except as required under Section 601 et seq. of ERISA or similar state Law for which the covered individual pays the full cost of coverage, no Employee Program covering Offered Employees provides health, life, or disability insurance following retirement or other termination of employment.
5.16    Absence of Changes or Events. Since January 1, 2023, (a) Seller and its Subsidiaries have conducted the Business only in the ordinary course of the business in all material respects (except for actions related to this Agreement and the Regeneron Transaction), and (b) there has not been any event, occurrence, or development that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected have a Material Adverse Effect.
5.17    Transactions with Affiliates. None of the Transferred Assets are subject to or relate to, and the transactions contemplated hereby will not trigger, any current or future rights or obligations between, among or involving Seller or any of its Subsidiaries, on the one hand, and any current or former director, manager, officer, stockholder, member, partner, employee, or independent contractor of Seller (or any Subsidiary thereof), on the other hand.
5.18    Restrictions on Business Activities. There is no Contract (including covenants not to compete), Judgment or other Encumbrance relating to the Business or any Product that has or would reasonably be expected to have, whether before or after consummation of the transactions contemplated hereby, the effect of prohibiting or materially impairing the conduct of the Business (including any Exploitation of any Product) or the operation or use of any Transferred Assets as conducted by Seller as of the Closing.
5.19    Exclusivity of Representations. The representations and warranties made by Seller in this Article 5 are the exclusive representations and warranties made by Seller with respect to the transactions contemplated by this Agreement. Seller hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Subsidiaries and any claims Buyer may have for breach of representation or warranty will be based solely on the representations and warranties of Seller expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date hereof, Buyer hereby represents and warrants to Seller that:
6.1    Buyer’s Organization; Good Standing.
(a)    Buyer is a Danish corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to operate its business as now conducted.
(b)    Buyer is duly qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction where the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing would not prevent or materially delay the consummation of the transactions contemplated hereby.
6.2    Authority; Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate power and action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and upon execution and delivery thereof, the other Transaction Agreements will have been duly and validly executed and delivered by Buyer, and assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes, and upon the due authorization, execution and delivery thereof by Seller, the other Transaction Agreements will constitute, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with the terms hereof or thereof, subject to the Enforceability Exceptions.
6.3    No Conflicts. The execution, delivery, and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not, and will not, (a) materially conflict with, violate in any material respect, result in a material breach of, or constitute a material default under, any Law or Governmental Order applicable to Buyer, (b) conflict with, violate, or result in any breach of, any provision of the certificate of incorporation or by-laws of Buyer, or
(c) materially conflict, result in any material breach of, constitute a material violation or a material, incurable default under, give to any Person any rights of termination, amendment, acceleration, or cancellation under (whether after the giving of notice or the lapse of time or both), result in the loss of any material benefit to which the Seller is entitled under (whether after the giving of notice or the lapse of time or both), or require the consent of any Person under, any Contract, or (d) result in the creation of any Encumbrance (other than any Permitted Encumbrance).
6.4    Consents and Approvals. The execution, delivery, and performance by Buyer of the Transaction Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority by Buyer or any of its Affiliates, except where the failure to obtain such consent, approval, authorization, or action or to make such filing or notification would not reasonably be expected to prevent or materially delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

6.5    Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates which, if adversely determined, would materially interfere with the ability of Buyer to perform its obligations under the Transaction Agreements.
6.6    No Brokers. No broker, finder, financial advisor, or investment bank is entitled to any brokerage, commission, finder’s fee or other fee, commission, or expense in connection with the transactions contemplated hereby based on arrangements made by Buyer or any of its Affiliates.
6.7    Exclusivity of Representations. The representations and warranties made by Buyer in this Article 6 are the exclusive representations and warranties made by Buyer with respect to Buyer or any of its Affiliates. Buyer hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Affiliates and any claims Seller may have for breach of representation or warranty will be based solely on the representations and warranties of Buyer expressly set forth in this Agreement and the certificates and other documents delivered pursuant hereto or thereto.
ARTICLE 7.
CERTAIN COVENANTS AND AGREEMENTS
7.1    Employee Matters. Prior to the Closing, Buyer will have offered employment to the employees of Seller or its Subsidiaries set forth on Schedule 7.1(a) (the “Offered Employees”). Nothing express or implied in this Agreement shall obligate Buyer to continue the employment of any Transferred Employee for any specific period of time. Seller and Buyer shall cooperate with each other to facilitate and comply with the provisions of this Section 7.1. Moreover, the provisions of this Section 7.1 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Transferred Employee), any third party beneficiary, legal or equitable or other rights or remedies under or by reason of any provision of this Section 7.1. Nothing contained herein, express or implied, will be construed to establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement or prohibit or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement. The Parties acknowledge and agree that this Section 7.1 will not create any right in any Transferred Employee or any other Person to any employment, continued employment or any particular term or condition of employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.
7.2    Confidentiality.
(a)    Definition. As used herein, “Confidential Information” means (i) the existence and terms of this Agreement and (ii) all other proprietary information and data of a financial, commercial, or technical nature that a Party or any of its Affiliates (the “Disclosing Party”) has supplied or otherwise made available, including pursuant to any Ancillary Agreement, to the other Party or its Affiliates (the “Receiving Party”) in any form, including trade secrets, techniques, Know-How, processes, equipment, algorithms, software, design details and specifications, financial information, customer lists, contact information for key opinion leaders, business forecasts, sales and marketing plans as well as all notes, analysis, reports, compilations, studies, interpretations, summaries, or other documents. Confidential Information includes information related to the Business (including the Collaboration), the Hemophilia Program, the megaTAL Platform, any Product, any of the Transferred Assets, or any of the Assumed Liabilities (collectively, “Asset Sale Confidential Information”). The existence and terms of this Agreement and any Ancillary Agreement will be considered the Confidential Information of each Party. From and after the Closing, the Asset Sale Confidential Information included in the Transferred Assets will be the Confidential Information of Buyer and not Seller; provided, however, that any Asset Sale Confidential Information that is also in the Excluded Assets will be the Confidential Information of both Parties from and after the Closing (“Shared Confidential Information”); and provided, further, that notwithstanding the preceding proviso, any Asset Sale Confidential Information that is included in the Shared Intellectual Property shall be governed by the terms of the License Agreement. Notwithstanding the foregoing, Confidential Information will not include information that (1) becomes (through no improper action or inaction by or on behalf of the Receiving Party) generally available to the public, (2) was rightfully disclosed to the Receiving Party by a Third Party not under an obligation of confidentiality with respect to such Confidential Information, or (3) the Receiving Party can demonstrate was independently developed by the Receiving Party without use of, or reference to, any Confidential Information of the Disclosing Party (which Confidential Information, in the case of the Buyer as the Disclosing Party, includes the Asset Sale Confidential Information).
(b)    Obligations. The Receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The Receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement or any Ancillary Agreement; provided that the Receiving Party shall be responsible for any breach of this Agreement by any of its Recipients and shall hold such Recipients to written obligations of confidentiality that are least as restrictive as those set forth in this Agreement. The Receiving Party will (and will ensure that any Recipient to which it discloses the Confidential Information will) only use the Confidential Information for the purposes of performing its obligations and exercising its rights under the Transaction Agreements and for no other purpose; provided that, with respect to the Shared Confidential Information, (i) Seller will also have the right to use such Confidential Information in the conduct of the Excluded Program, the transactions contemplated by the Regeneron APA or any other programs initiated by Seller (to the extent consistent with the rights retained by Seller under such Shared Confidential Information and not in conflict with the rights granted to Buyer under the License Agreement) and (ii) Buyer will also have the right to use such Confidential Information to the extent consistent with the rights granted to Buyer pursuant to the License Agreement. All obligations of confidentiality, non-use, and non-disclosure under this Agreement will be in full force and effect from the date hereof and will survive for a period of [***] after the Closing, provided that, with respect to any Know-How that is a trade secret, the obligations of this Section 7.2 will continue for so long as such Know-How remains a trade secret.
(c)    Disclosures Required by Law. The restrictions set forth in this Section 7.2 will not apply to any Confidential Information that the Receiving Party is required to disclose under applicable Law or a court order or other governmental order or pursuant to the rules of any stock exchange; provided that the Receiving Party:

(i) provides the Disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an adequate opportunity to oppose, limit, or secure confidential treatment for such required disclosure to the extent available and, if applicable, as required pursuant to Section 9.3, and (iii) if the Disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel.
(d)    Existing Confidentiality Agreement. Confidential Information disclosed pursuant to the Confidentiality Agreement shall be subject to the terms of this Section 7.2, the License Agreement, or the Transition Services Agreement, in each case, to the extent applicable. To the extent there is any conflict between this Section 7.2 and the Confidentiality Agreement, this Section 7.2 shall supersede. Buyer shall cause its Affiliates (including [***]) to comply with the terms of this Section 7.2.
(e)    Disclosure to Potential Strategic Partners. Notwithstanding any provision to the contrary in this Agreement, each Party will have the right to disclose the existence and applicable terms of this Agreement and the transactions contemplated hereby, in each case, to actual or bona fide potential investors, acquirors, licensees, sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, debt transaction, sublicense, or collaboration (the “Authorized Purpose”); provided that, in each such case, (i) any such disclosure is necessary for the Authorized Purpose; (ii) such Persons are bound by obligations of confidentiality, non-disclosure, and non-use provisions at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure, (iii) any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed, and (iv) the term of such confidentiality obligation is consistent with industry standards, but in all cases at least [***].
7.3    Insurance. Buyer acknowledges and agrees that, upon Closing, all insurance coverage provided under Seller’s insurance policies or otherwise to the extent related to the Transferred Assets pursuant to policies, risk funding programs or arrangements maintained by Seller or by any Subsidiary of Seller (whether such policies are maintained in whole or in part with Third Party insurers or with Seller or its Subsidiaries and including any captive policies or fronting arrangements, and including any “occurrence” based insurance policies provided in relation to Seller and its Subsidiaries with respect to any occurrences prior to the Closing) shall cease solely to the extent related to the Transferred Assets or the Assumed Liabilities. Seller acknowledges and agrees that, following Closing, Seller shall maintain commercially reasonable insurance coverage for its business and operations.
7.4    Books and Records. Subject to compliance with Section 7.2, Seller and its Subsidiaries shall have the right to retain copies of all Transferred Records relating to periods ending on or prior to the Closing and Shared Confidential Information, in each case to the extent required by Law or bona fide internal compliance or document retention policies.
7.5    Transfer and Assumption of Regulatory Commitments. From and after the Closing Date, Buyer will assume control of, and responsibility for all costs and Liabilities arising from or related to any Transferred Regulatory Documentation other than any Excluded Liabilities, including any commitments or obligations to any Governmental Authority involving the Transferred Assets arising solely after the Closing Date. At the Closing, Seller shall transfer the exclusive benefit of the Regulatory Authorizations to Buyer on the terms and conditions set forth in this Section 7.5. As soon as practicable following the Closing Date, and in any event within [***] Business Days following the Closing, Seller shall make such notifications or filings with applicable Governmental Authorities as may be necessary to effect the transfer of each of the Regulatory Authorizations to Buyer. Seller shall cooperate with Buyer in supplying information or assistance in Buyer’s fulfillment of its obligations under this Section 7.5.
7.6    Certain Tax Matters.
(a)    Cooperation. Buyer and Seller shall fully cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the defense of any Tax Contest, in each case, relating to any of the megaTAL Platform, Hemophilia Program, Product or the Transferred Assets or arising from the transactions contemplated hereby, and the preparation of the Allocation Statement until the expiration of any applicable statute of limitations or extensions thereof. Such cooperation shall include, upon the other Party’s reasonable request, providing information and records that are reasonably relevant to any such Tax Return or Tax Contest or the Allocation Statement and making available employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall retain all Tax books and records and abide by all record retention agreements entered into with any Governmental Authority, in each case, relating to the Transferred Assets for any Pre-Closing Tax Period until the expiration of any applicable statute of limitations or extensions thereof.
(b)    Transfer Taxes. Seller and Buyer [***] of all stamp, documentary, filing, recording, registration, license, sales, use, transfer, excise, value added, and other similar Taxes incurred in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”) and Seller shall prepare and timely file any Tax Returns in connection therewith.
(c)    Proration of Taxes. For purpose of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes (other than Transfer Taxes) based on or measured by income, gain, receipts, activities, or payroll, and any withholding Taxes, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that, in determining such amount, all allowances, deductions, or exemptions that are calculated on a periodic basis shall be taken into account on a prorated basis as described in clause (ii) below; and (ii) the amount of any other Taxes (other than Transfer Taxes) that are imposed on a periodic basis (including property, ad valorem, and similar Taxes) for the Pre-Closing Tax Period shall be determined to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which shall be the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Period. No later than [***] Business Days before the due date of any Tax Return relating to the Transferred Assets for any Straddle Period, the other Party shall pay to the Party responsible for remitting any Tax for any Straddle Period the amount of any Taxes shown on such Tax Return for which such other Party is responsible.
(d)    Allocation of Purchase Price. Attached hereto as Schedule 7.6(d) is the Parties’ mutually agreed upon allocation methodology for allocating the Purchase Price, the Assumed Liabilities, and any other items treated as consideration among the Transferred Assets for federal income Tax purposes. Buyer shall prepare and deliver to Seller, within [***] days following the Closing Date, a schedule setting forth the allocation of the Purchase Price (and other relevant amounts, including Assumed Liabilities, to the extent properly treated as consideration for
U.S. federal and applicable state and local income Tax purposes) among each of the Transferred Assets (the “Allocation Statement”). The Allocation Statement shall be prepared in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provision of state or local Tax Law) and Schedule 7.6(d) to the extent it is consistent with the foregoing. Seller shall provide Buyer, within [***] days following Seller’s receipt of the Allocation Statement, any comments on the Allocation Statement and Buyer shall consider for inclusion any such reasonable comments in good faith, provided that Buyer’s allocation shall prevail in case of disagreement between the Parties. If Seller does not provide Buyer with any comments on the Allocation Statement within [***] day period, then the Allocation Statement shall be deemed final. If the Purchase Price (or other relevant amounts, including Assumed Liabilities, to the extent properly treated as consideration for U.S. federal and applicable state and local income Tax purposes) is adjusted following the initial determination of the Allocation Statement pursuant to this Section 7.6(d), then the Parties shall cooperate to update the Allocation Statement accordingly pursuant to the procedures and terms set forth in this Section 7.6(d). The Allocation Statement as finally determined pursuant to this Section 7.6(d) shall be conclusive and binding upon the Parties for all purposes, and the Parties shall prepare and file, or cause to be prepared and filed, all Tax Returns (including IRS Form 8594 and any amendments thereto, to the extent required under applicable Law for Buyer) and reports in a manner consistent with the Allocation Statement and shall not take any position (whether in Tax Returns, Tax Contests, or otherwise) that is inconsistent with the Allocation Statement, unless required in connection with the settlement or compromise of any audit or other proceeding with respect to income Taxes or otherwise required by applicable Law.
7.7    Bulk Sales. The Parties hereby waive compliance with any applicable bulk sale or bulk transfer Laws in connection with the sale of the Transferred Assets to Buyer.
7.8    Further Assurances.
(a)    Without limiting the Transition Services Agreement, from time to time after the Closing, and for no further consideration, each of Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver, or cause to be executed and delivered, such documents and other instruments and take, or cause to be taken, such further actions as may be reasonably required or reasonably requested by the other Party to carry out the provisions of this Agreement and the other Transaction Agreements and give effect to the transactions contemplated hereby or thereby.

(b)    Without limiting the Transition Services Agreement, from time to time following the Closing, and for no further consideration, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the transactions contemplated by this Agreement or the other Transaction Agreements as may be reasonably requested by the other Party. If, for any reason after the Closing, any asset transferred to Buyer or an Affiliate is ultimately determined to be an Excluded Asset or Buyer is found to be in possession of any Excluded Asset, in each case, then (i) Buyer will promptly notify Seller and return or transfer and convey (without further consideration) to Seller, and Seller will accept, such asset; (ii) Seller will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Excluded Liabilities associated with such Excluded Asset as contemplated in this Agreement; and (iii) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such asset back to Seller and, until such time, to the extent necessary and applicable, Buyer hereby grants to Seller an irrevocable, global, non-exclusive, royalty-free license to use such right or asset until such transfer is effective. If, for any reason after the Closing, any asset retained by Seller or any of its Subsidiaries is ultimately determined to be a Transferred Asset or Seller or any of its Subsidiaries is found to be in possession of any Transferred Asset, then (A) Seller or such Subsidiary will promptly notify Buyer and transfer and convey (without further consideration) to Buyer, and Buyer will accept, such asset; (B) Buyer will assume and agree to pay, perform, fulfill and discharge (without further consideration) any Assumed Liabilities associated with such asset as contemplated in this Agreement; and
(C) Buyer and Seller will promptly execute such documents or instruments of conveyance or assumption and take such further actions that are reasonably necessary or desirable to effect the transfer of such asset to Buyer and, until such time, to the extent necessary and applicable, Seller hereby grants to Buyer an irrevocable, global, non-exclusive, royalty-free license to use such right or asset until such transfer is effective. Notwithstanding the foregoing, Seller shall reimburse Buyer for any costs or expenses incurred by Buyer in connection with the transfer of any Excluded Asset to Seller that was incorrectly transferred by Seller to Buyer (including any costs incurred by Buyer in the initial transfer of such Excluded Asset to Buyer).
7.9    Existing Collaboration Agreement; Release of Claims.
(a)    Effective as of the Closing, the Existing Collaboration Agreement shall terminate and be of no further force or effect, except as set forth on Schedule 7.9 hereto.
(b)    Effective as of the Closing, each Party, on behalf of itself and its Affiliates and its and their legal representatives, successors and assigns (each a “Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the other Party, such other Party’s Affiliates and each of their respective representatives, equityholders, partners, members and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, losses, judgments, debts, dues and suits of every kind, nature and description whatsoever (collectively “Claims”) which such Releasor or its legal representatives, successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever prior to the Closing resulting from, arising out of or relating to the Existing Collaboration Agreement. Each Releasor agrees not to, and agrees to cause its respective Affiliates not to, assert any Claim against any of the Releasees with respect thereto. Except for any Claims resulting from, arising out of or relating to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby, the foregoing release includes a release of any rights and benefits with respect to such Claims that the Releasor now has or in the future may have conferred upon it by virtue of any statute or common law principle that provides that a general release does not extend to claims that a Party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such Party’s settlement with the obligor. In furtherance of the foregoing, the Releasor hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Claims that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the Releasees from any such Claims described in the first sentence of this Section 7.9(b). Notwithstanding the foregoing, each Releasor and its respective legal representatives, successors and assigns retains, and does not release, its rights and interests to the extent set forth on Schedule 7.9. For the avoidance of doubt, the release set forth in this Section 7.9 shall not include any Claims resulting from, arising out of or relating to this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby.
ARTICLE 8.

INDEMNIFICATION
8.1    Survival.
(a)    Notwithstanding any applicable statutes of limitations, which the Parties intend to modify as set forth in this Section 8.1, all of the representations, warranties, covenants, and other agreements, in each case, contained in this Agreement, or in any instrument or certificate delivered by any Party at Closing, shall survive the Closing. Notwithstanding the foregoing, all representations, warranties, covenants, and other agreements made herein or in any instrument or certificate delivered pursuant hereto, and all indemnification obligations under Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.3(a), and Section 8.3(b) with respect to any such representations, warranties, covenants, and agreements, shall (i) in the case of any such representations or warranties (other than the Seller Fundamental Representations, Buyer Fundamental Representations, Specified Representations or with respect to any Claims arising from, in connection with, or related to Fraud), or any of such covenants that by its terms was to be performed prior to the Closing, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date; (ii) in the case of any Seller Fundamental Representations or any Buyer Fundamental Representations, terminate and expire on, and no Proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is the expiration of the applicable statute of limitations, as extended, plus a period of [***]; (iii) in the case of the Specified Representations and Buyer’s rights under Section 3.3, terminate and expire on, and no Proceeding seeking damages or other relief for breach of or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is [***] after the Closing Date and (iv) in the case of any covenant or agreement that by its terms applies or is to be performed in whole or in part after the Closing, terminate and expire on, and no Proceeding seeking damages or other relief for breach of any thereof shall be commenced after, the date that is [***] after the last date on which such covenant or agreement is to be fully performed, including for such covenants and agreements in which no date is specified. Notwithstanding anything to the contrary in this Agreement, each of Buyer and Seller may bring an indemnification claim pursuant to Section 8.2(c) or Section 8.3(c), respectively, at any time prior to the date that is [***] following the Closing.
(b)    Notwithstanding any provision set forth in this Agreement to the contrary, any breach of any representation, warranty, covenant, or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 8.1(a) if written notice of the breach thereof giving rise to such right of indemnification shall have been given at or prior to the time at which such representation, warranty, covenant, or agreement would have otherwise expired pursuant to Section 8.1(a).
8.2    Indemnification by Seller. Subject to the provisions of this Article 8, Seller hereby agrees that, from and after the Closing Date, Seller shall defend and indemnify Buyer and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors, and assigns (the “Buyer Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any and all Losses to the extent such Losses arise from, are connected with, or relate to any of the following:
(a)    any breach of (i) any representation or warranty of Seller contained in this Agreement or in any instrument or certificate delivered by Seller to Buyer pursuant to this Agreement (provided, that, for the purposes of determining whether there has been a breach of any such representation or warranty, any qualifications as to “material,” “materiality” or “Material Adverse Effect” and variations of any of the foregoing shall be disregarded) or (ii) any covenant, agreement or obligation to be performed by Seller prior to the Closing contained in this Agreement;
(b)    any breach by Seller of any of its covenants, agreements, or obligations to be performed following the Closing contained in this Agreement, the License Agreement or the FTO Side Letter; or
(c)    any Excluded Liabilities or any Excluded Assets.
8.3    Indemnification by Buyer. Subject to the provisions of this Article 8, Buyer hereby agrees that, from and after the Closing Date, Buyer shall defend and indemnify Seller and its Affiliates and their respective directors, managers, officers, employees, agents, Representatives, successors, and assigns (the “Seller Indemnified Parties”) against, and hold them harmless from, and pay and reimburse such parties for, any and all Losses to the extent such Losses arise from, are connected with, or relate to any of the following:

(a)    any breach of (i) any representation or warranty of Buyer contained in this Agreement or in any instrument or certificate delivered by Buyer to Seller pursuant to this Agreement (provided, that, for the purposes of determining whether there has been a breach of any such representation or warranty, any qualifications as to “material” or “materiality” and variations of any of the foregoing shall be disregarded) or (ii) any covenant, agreement or obligation to be performed by Buyer prior to the Closing contained in this Agreement;
(b)    any breach by Buyer of any of its covenants, agreements, or obligations to be performed following the Closing contained in this Agreement, the License Agreement or the FTO Side Letter; or
(c)    any Assumed Liabilities.
8.4    Limitations.
(a)    The amount of any Losses for which either Seller or Buyer, as the case may be, is liable under this Article 8 shall be reduced by the amount of any insurance proceeds actually paid to the Indemnified Party (as defined herein) less the reasonable costs (including Taxes) of receiving such recovery including any deductible paid in obtaining such proceeds and increased cost of insurance.
(b)    No Party shall be required to indemnify any Person under Section 8.2(a) or Section 8.3(a) (other than with respect to any claim arising from, in connection with or to the extent related to (i) Fraud, (ii) any breach of a Seller Fundamental Representation or Buyer Fundamental Representation, (iii) any breach of a Specified Representation or (iv) any Excluded Liability or any Assumed Liability, as applicable) for (A) an individual claim for Losses [***] or (B) an aggregate amount of Losses exceeding an amount equal to the Holdback Amount. Seller shall not be required to indemnify any Person under Section 8.2(a) solely with respect to the Specified Representations for an aggregate amount of Losses exceeding an amount equal to [***]. In addition, no Party will be required to indemnify any Person under Section 8.2(a) or Section 8.3(a) solely with respect to any breach of any Seller Fundamental Representation or Buyer Fundamental Representation (other than with respect to any claim arising from, in connection with, or related to Fraud or any Excluded Liability or Assumed Liability, as applicable, in each case the aggregate liability for which shall be unlimited) for an aggregate amount of Losses exceeding an amount equal to [***].
(c)    Any amounts payable pursuant to this Article 8 shall be paid without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement or any Ancillary Agreement for the same Losses.
(d)    Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that the Buyer Indemnified Parties may seek indemnification under this Article VIII for any breach by Seller under the License Agreement only during the Holdback Period and, with respect to any time after the Holdback Period, the Buyer Indemnified Parties shall only seek indemnification against the Seller in respect of any breach by Seller under the License Agreement pursuant to the applicable terms in the License Agreement. For clarity, following the Holdback Period, the Buyer Indemnified Parties shall have no recourse under this Agreement for any breach by Seller under the License Agreement. Notwithstanding the first sentence of this Section 8.4(d), if a claim is made for indemnification pursuant to this Article VIII for a breach by Seller under the License Agreement following the Closing, then the Buyer Indemnified Parties shall not make any indemnification claims under the License Agreement in respect of the same Losses that are based upon the same causes or actions from which such indemnification claim arose under this Agreement (notwithstanding that such claim may result from more than one of the occurrences specified in Section 8.2 of this Agreement or Section 5.6 of the License Agreement).
(e)    The right of the Buyer Indemnified Parties and the Seller Indemnified Parties under this Article 8 shall be the sole and exclusive monetary remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, with respect to matters covered hereunder, including third party claims relating to the Transferred Assets, Assumed Liabilities, or Excluded Liabilities (it being agreed that (i) this Article 8 shall not limit the Parties’ rights to equitable remedies, including an injunction or specific performance, their respective remedies under the Ancillary Agreements (except as otherwise set forth herein or therein),
(ii)    nothing herein shall limit the liability of any Party hereto for Fraud), and
(iii)    except to the extent Buyer’s ability to simultaneously seek recourse under this Agreement and the License Agreement is limited by Section 8.4(d), nothing herein shall operate as a cap on indemnifiable Losses, or otherwise limit the indemnification liability of any Party, under the License Agreement.
8.5    Procedure.
(a)    Other than with respect to Third Party Claims, which shall be governed by the remainder of this Section 8.5, any Person seeking indemnification provided for under this Article 8 (an “Indemnified Party”) shall so notify the indemnifying party as promptly as reasonably practicable after becoming aware of the existence of such claim. Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of the Losses for which indemnification may be sought hereunder and, to the extent practicable, the method of computation thereof; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure.
(b)    Any Indemnified Party seeking indemnification provided for under this Article 8 in respect of, arising out of, or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a “Third Party Claim”), shall promptly notify the indemnifying party in writing of the Third Party Claim; provided that failure to give such notice shall not affect the right to indemnification provided hereunder except to the extent the indemnifying party has been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as reasonably practicable following such Indemnified Party’s receipt thereof, copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim.

(c)    If a Third Party Claim is made against an Indemnified Party, then the indemnifying party shall be entitled at its election, exercisable by written notice to the Indemnified Party within [***] of receipt of notice of such Third Party Claim from the Indemnified Party, and its cost to assume the defense of such Third Party Claim with counsel selected by the indemnifying party that is reasonably acceptable to the Indemnified Party; provided that, the indemnifying party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Party Claim and to discharge any cost or expense arising out of such investigation, contest, or settlement. If the indemnifying party assumes such defense, then the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the indemnifying party; provided that the indemnifying party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless the employment and reimbursement of such separate counsel is authorized by the indemnifying party in writing; provided, further, that if, in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to the Indemnified Party that are different from or additional to those available to the indemnifying party or there exists a conflict of interest between the indemnifying party and the Indemnified Party that cannot be waived, then the indemnifying party shall be liable for the reasonable fees and expenses of counsel to such Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required (provided, however, that in no event shall the indemnifying party be liable for the reasonable fees and expenses of more than one separate firm of attorneys in each jurisdiction for all Indemnified Parties). If the indemnifying party does not assume such defense, and for any period during which the indemnifying party has not assumed such defense, then the indemnifying party shall be liable for the reasonable and documented fees and expenses of one single counsel (in addition to reasonable and documented fees and expenses of local counsel required in jurisdictions not central to the Third Party Claim) employed (and reasonably acceptable to the indemnifying party) by such Indemnified Party (which reasonable and documented fees and expenses shall be considered Losses for purposes of this Agreement). If the indemnifying party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, then each Indemnified Party shall provide all cooperation as is reasonably requested by the indemnifying party in such defense or prosecution.
(d)    Notwithstanding anything to the contrary in this Section 8.5, the indemnifying party may not settle, compromise or discharge, or make any reasonable admission of liability with respect to, such Third Party Claim other than for money damages only without the prior written consent of the Indemnified Party, subject to the indemnifying party paying or causing to be paid all amounts arising out of such settlement and obtaining and delivering to the Indemnified Party, prior to the execution of such settlement, an unconditional full and complete written release from all Liability with respect to the underlying action, circumstances, and claims giving rise to such Third Party Claim by the applicable Person to the Indemnified Party, prepared and executed by all Persons bringing such Third Party Claim; provided, however, that the indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified

Party (which consent shall not be unreasonably withheld, conditioned, or delayed), consent to or enter into any compromise or settlement which respect to such Third Party Claim that (i)    commits the Indemnified Party to take, or to forbear to take, any action, or (ii)    involves a finding or admission of (A) any violation of Law by the Indemnified Party (or any Affiliate thereof) or (B) any Liability on the part of the Indemnified Party (or any Affiliate thereof) not indemnified hereunder. An Indemnified Party shall not settle, compromise or discharge any Third Party Claim for which indemnification is being or may be sought hereunder without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned, or delayed).
(e)    An indemnifying party shall not be entitled to assume or continue control of the defense of any Third Party Claim if the Third Party Claim (i) relates to or arises in connection with any criminal proceeding, or (ii) seeks an injunction or other equitable relief against any Indemnified Party.
8.6    Payments; Holdback Charge-off and Release.
(a)    Subject to Section 8.4, once a Loss is agreed by the Parties or finally adjudicated to be payable pursuant to this Article 8, the indemnifying Party shall satisfy its obligations within [***] Business Days of such agreement or final, non- appealable adjudication by wire transfer of immediately available funds; provided, however, that where Seller is the indemnifying Party and such agreement or final- non-appealable adjudication occurs within the [***] anniversary of the Closing (the “Holdback Period”), upon written notice to Seller, pursuant to Section 8.6(c) below, Buyer shall be entitled to satisfy such Loss first through reduction of the Holdback Amount. For clarity, subject to Section 8.4, to the extent any agreed or finally-adjudicated Loss payable by Seller pursuant to this Article 8 exceeds the Holdback Amount, Seller shall be responsible for satisfying such Loss in accordance with the first sentence of this Section 8.6. Subject to Section 8.4, the Parties agree that any delinquent amount payable pursuant to this Article 8 shall accrue interest from and including the date of agreement of the indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to [***]. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.
(b)    Promptly following the expiration of the Holdback Period, Buyer shall disburse to Seller the then remaining portion of the Holdback Amount, less the aggregate amount subject to any pending claims previously made by any Buyer Indemnified Party during the Holdback Period. Any remaining Holdback Amount subject to any such pending claim shall be disbursed by Buyer to Seller promptly following the final adjudication of such pending claim.
(c)    Notwithstanding anything to the contrary contained herein, during the Holdback Period the Buyer Indemnified Parties shall first seek satisfaction for any Losses for which indemnification is available hereunder under Section 8.2 out of the Holdback Amount until all of the Holdback Amount is exhausted.
8.7    Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this Article 8 as an adjustment to the Purchase Price for U.S. federal, state and local and non-U.S. income Tax purposes, unless otherwise required under applicable Law.

ARTICLE 9.
GENERAL PROVISIONS
9.1    Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring such costs and expenses (or the Party on whose behalf such costs and expenses have been incurred), irrespective of when incurred or whether or not the Closing occurs or this Agreement is terminated.
9.2    Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed, or (c) upon delivery by overnight courier service, in each case, to the addresses and attention parties indicated below (or such other address, e-mail address, or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.2):
if to Buyer, to:
Novo Nordisk A/S Novo Nordisk Allé 1 Bagsværd, Denmark
Attention: General Counsel
with a copy (which shall not constitute notice) to: Faber Daeufer & Itrato PC
One Grand Central Place East 42nd Street, Suite 4530 New York, NY 10165
Attention: Sumy Daeufer and Timothy J. LaBua
Email: [***]
if to Seller, to:
2seventy bio, Inc.
60 Binney Street Cambridge, MA 02142 Attention: Iya Kessler
Email: [***]
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP 100 Northern Avenue
Boston, MA 02210
Attention: Michael H. Bison, Gregg L. Katz and Amanda Gill
Email: [***]
9.3    Public Announcements. Seller shall issue the press release attached hereto as Schedule 9.3 (the “Press Release”) at a mutually agreed time and reasonably promptly following the Closing, but in no event later than the time by which disclosure of the transactions contemplated by this

Agreement may be required by Law or the rules and regulation of any national securities exchange upon which the securities of either Party are listed (such time, the “Disclosure Time”, and such disclosure, the “Required Disclosure”). Other than the Press Release and any Required Disclosure, and subject to the terms of this Section 9.3, no Party shall issue or originate any publicity, press release, or make any public announcement, written or oral, with respect to any of the Transaction Agreements without the prior written consent of the other Party (whether such other Party is named in such publicity, press release, or other public announcement or not); provided that no Party will be required to obtain the prior approval of or consult with the other Party in connection with any such press release or public announcement made after release of the Press Release if such press release or public announcement consists solely of information previously disclosed in all material respects in the Press Release or a previously distributed press release or public announcement made in accordance with this Section 9.3. To the extent a Party has any Required Disclosure, (i) such Party shall, to the extent legally permissible, consult in good faith with the other Party before making any such Required Disclosure and shall use its commercially reasonable efforts to incorporate the reasonable comments timely made by the other Party in good faith and (ii) such Party shall not make the Required Disclosure prior to the release of the Press Release, unless the Press Release has not been released by one hour prior to the Disclosure Time. If either Party, based on the advice of its counsel, determines that this Agreement, or any of the other Transaction Agreements, must be filed with the United States Securities and Exchange Commission (“SEC”) or any other similar Governmental Authority, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this Agreement (and any other Transaction Agreement) which it intends to file and any draft correspondence with the SEC (or such other Governmental Authority, as applicable) requesting the confidential treatment by the SEC (or such other Governmental Authority, as applicable) of those redacted sections of this Agreement, and will give due consideration to any comments timely provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by the SEC (or such other Governmental Authority, as applicable) of those sections specified by the other Party or its counsel.
9.4    Severability. If any term or other provision of this Agreement is held invalid, illegal, or incapable of being enforced under any applicable Law or as a matter of public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgement of a court of competent jurisdiction or other Governmental Authority declares that any term or other provision hereof is invalid, illegal or unenforceable, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.
9.5    Counterparts. This Agreement may be executed in one or more counterparts, and signature pages may be delivered by portable document format (PDF), DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, and any other applicable Law, each of which shall be deemed an original, but all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.
9.6    Entire Agreement; Construction. This Agreement and the other Transaction Agreements (and all exhibits and schedules hereto and thereto) and the Confidentiality Agreement collectively constitute and contain the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements, and contracts, whether written or oral, between the Parties and thereto respecting the subject matter hereof and thereof. In the event and to the extent that there is a conflict or inconsistency between the provisions of this Agreement and any Schedule hereto, this Agreement shall control unless expressly provided for otherwise in such Schedule. In addition, if and to the extent that there is a conflict or inconsistency between this Agreement and any Ancillary Agreement, then each Ancillary Agreement shall control with respect to the subject matter thereof and this Agreement shall control with respect to all other matters.
9.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party, without the prior written consent of the other Party, except that (a) Buyer may assign any or all of its rights and obligations under this Agreement to any of its controlled Affiliates, (b) Buyer may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to a Third Party in connection with the sale, disposition, or exclusive license of any Product, the Hemophilia Program or the megaTAL Platform, and (c) either Party may assign any or all of its rights and obligations under this Agreement to a successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement; provided that, in each case, no such assignment shall release a Party from any Liability or obligation under this Agreement. Any attempted assignment in violation of this Section 9.7 shall be void ab initio. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
9.8    No Third-Party Beneficiaries; Affiliates. Except as expressly provided for herein, this Agreement is for the sole benefit of the Persons specifically named in the preamble to this Agreement as Parties and their permitted successors and assigns, no Party hereto is acting as an agent for any other Person not named herein as a party hereto, and nothing in this Agreement or any other Transaction Agreements, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Party will be responsible for ensuring that its Affiliates act in accordance with its obligations under this Agreement.
9.9    Amendment; Waiver. No provision of this Agreement or any other Transaction Agreement may be amended, supplemented, or modified, including any schedules thereto, except by a written instrument making specific reference hereto or thereto signed by Seller and Buyer. Either Seller or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party,
(b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving Party. No failure on the part of either Buyer or Seller to exercise, and no delay in exercising, any right, power or remedy under any Transaction Agreement except as expressly set forth in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.10    Schedules. Any disclosure with respect to a Section of this Agreement, including any Section of the Seller Disclosure Schedules attached hereto or delivered herewith, shall be deemed to be disclosed for purposes of other Sections of this Agreement, including any Section of the Seller Disclosure Schedules, to the extent that the relevance of such disclosure would be reasonably apparent on its face. No reference to or disclosure of any item or other matter in any Section of the Seller Disclosure Schedules shall be construed as an admission of Liability or an indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any

Contract, Law, or Governmental Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
9.11    Governing Law; Dispute Resolution.
(a)    This Agreement and, unless otherwise specified therein, each other Transaction Agreement and all Proceedings (whether at Law, in contract, tort or otherwise, or in equity) that may be based upon, arise out of or relate to this Agreement (including the applicable statute of limitations), or any other Transaction Agreement or the negotiation, execution, or performance of this Agreement, or the inducement of any party to enter into this Agreement or any Transaction Agreement, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed in such State without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.
(b)    The Parties agree that the procedures set forth in this Section 9.11 shall be the exclusive mechanism for resolving any Transaction Dispute.
(c)    Except as otherwise provided in this Section 9.11, in the event of any Transaction Dispute, the Parties shall first attempt in good faith to resolve such Transaction Dispute by negotiation and consultation between themselves. In the event that such Transaction Dispute is not resolved on such an informal basis within [***] days, each Party may, in its discretion, seek resolution of the Transaction Dispute in accordance with Section 9.11(d) below, provided that such Transaction Dispute is not an “Excluded Claim,” which will be resolved in accordance with Section 9.11(e).
(d)    Arbitration.
(i)    Any unresolved Transaction Dispute that had been subject to, and exhausted the procedures of, Section 9.11(c) and that is not an Excluded Claim shall be finally resolved by binding arbitration by the International Chamber of Commerce (“ICC”) administered in accordance with the Rules of ICC in effect as of the Closing Date, and applying the substantive law specified in Section 9.11(a). Judgment on the arbitration award may be entered in any court having jurisdiction thereof. The obligation to arbitrate under this Section 9.11(d) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.
(ii)    The Transaction Dispute arbitration shall be conducted by three (3) arbitrators experienced in the business of pharmaceuticals. Within [***] days after initiation of arbitration, the Parties shall select the arbitrators. Buyer, on the one hand, shall select one arbitrator and Seller, on the other hand, shall select one arbitrator (or, if either Party fails to make a choice, the ICC shall select one arbitrator on behalf of such Party) and the two arbitrators selected by the Parties will mutually select a third arbitrator (or, if they fail to make or agree on a choice, the ICC shall select a third arbitrator). In making their Transaction Dispute resolution determination, the arbitrators shall not have the authority to modify any term or provision of this Agreement. A majority consensus decision by any two of the arbitrators shall be final, conclusive and binding on the Parties. The place of arbitration shall be Wilmington, Delaware, United States, and all proceedings and communications shall be in English.
(iii)    A Party that needs urgent interim or conservatory measures that cannot await the constitution of an arbitral tribunal may make an application for such measures pursuant to the ICC’s Emergency Arbitrator Rules. Once the arbitrators are in place, either Party may apply to the arbitrators for interim or conservatory measures until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce such interim or conservatory measures granted by the arbitrators. Any final award by the arbitrators may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrators may render early or summary disposition of some or all Transaction Dispute issues, after the Parties have had a reasonable opportunity to make submissions on those issues.
(iv)    Except to the extent necessary to confirm an award or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of a Transaction Dispute arbitration without the prior written consent of both Parties.
(e)    As used in this Section 9.11, the term “Excluded Claim” means any dispute, controversy, or claim: (a) that concerns the validity, enforceability, misappropriation, or infringement of any Intellectual Property; (b) that concerns any applicable Law regarding antitrust, anti-monopoly or competition, whether or not statutory; or (c) in respect of which a Party seeks equitable or other relief pursuant to Section 9.12. The Parties irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purposes of any Excluded Claims arising out of this Agreement. Each Party agrees to commence any Excluded Claim relating hereto in the Delaware Court of Chancery or if such Excluded Claim may not be brought in such court for jurisdictional reasons, in the United States District Court for the District of Delaware. Each Party further agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.2 shall be effective service of process for any Excluded Claim in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.11(e) any Excluded Claim arising out of this Agreement in the courts described above, and hereby further irrevocably and unconditionally waives, and shall not assert by way of motion, defense, or otherwise, in any such Excluded Claim, any claim that it is not subject personally to the jurisdiction of the courts described above, that its property is exempt or immune from attachment or execution, that the Excluded Claim is brought in an inconvenient forum, that the venue of the Excluded Claim is improper, or that this Agreement, with respect to any Excluded Claim arising hereunder, may not be enforced in or by any of the above-named courts.

9.12    Specific Performance. Each Party hereto acknowledges and agrees that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no adequate remedy other than specific performance might exist at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at Law or in equity. Such remedies shall, however, be cumulative with and not exclusive of and shall be in addition to any other remedies which any party may have under this Agreement, or at Law or in equity or otherwise, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Seller or Buyer otherwise have an adequate remedy at Law.
9.13    No Duplication; No Double Recovery. Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation, or recovery with respect to any matter arising out of the same facts and circumstances.
9.14    No Cross Breach. Except as otherwise set forth in Section 8.2(b) and Section 8.4, no default under, or breach or termination of, any Transaction Agreement, shall in and of itself cause a default or breach under this Agreement.
9.15    Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement, including the schedules hereto; (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive unless clearly indicated and the occasional inclusion of “and/or” will not change this interpretation; (f) provisions that require that a Party, or the Parties “agree,” “consent,” “approve,” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, or otherwise (including e-mail, but excluding instant messaging); (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) Seller and Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) except as otherwise expressly provided herein, each of the representations and warranties of the Parties set forth herein shall be deemed to have been made as of the date such representation and warranty is made hereunder; (n) the word “will” shall have the same meaning as “shall”; and (o) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. Further, prior drafts of this Agreement or the other Transaction Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the other Transaction Agreements shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.
9.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION DISPUTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.
9.17    No Reliance. Each Party is not relying, and each Party has not relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in Article 5 and Article 6 of this Agreement, as applicable. Such representations and warranties by the Parties constitute the sole and exclusive representations and warranties of the Parties in connection with the transactions contemplated hereby and each Party understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the other Party.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

2SEVENTY BIO, INC.

By: /s/ Chip Baird
Chip Baird
President and Chief Executive Officer

Signature Page to the Asset purchase agreement

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

NOVO NORDISK A/S

By: /s/ Marcus Schindler
Name: Marcus Schindler
Title: Executive Vice President

Signature Page to Asset Purchase Agreement

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